Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
PIKE PARENT LLC,
PIKE MERGER SUB I LLC,
PIKE MERGER SUB II LLC,
PIKE MERGER SUB III LLC,
PREFERRED APARTMENT COMMUNITIES, INC.,
PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.,
and
PAC OPERATIONS, LLC
Dated as of February 16, 2022

TABLE OF CONTENTS
i

ii

Exhibit A – Form of Company Counsel Tax Opinion
Exhibit B – Form of Company Officer’s Certificate

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2022 (this “Agreement”), is made and entered into by and among Pike Parent LLC, a Delaware limited liability company (“Parent”), Pike Merger Sub I LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub I”), Pike Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub I (“Merger Sub II”), Pike Merger Sub III LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub II (“Merger Sub III” and, together with Parent, Merger Sub I and Merger Sub II, the “Parent Parties”), Preferred Apartment Communities, Inc., a Maryland corporation (the “Company”), Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and PAC Operations, LLC, a Delaware limited liability company (“Operations” and, together with the Company and the Partnership, the “Company Parties”). Each of Parent, Merger Sub I, Merger Sub II, Merger Sub III, the Company, the Partnership, and Operations is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article I.
WHEREAS, the Parties wish to effect a business combination in which (i) Merger Sub II will be merged with and into the Partnership (the “Partnership Merger”), with the Partnership surviving the Partnership Merger as a wholly owned Subsidiary of the Company (and after the Company Merger Effective Time, of the Surviving Company), and each Class A Partnership Unit (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into the right to receive the Partnership Unit Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), (ii) immediately following the consummation of the Partnership Merger, Operations will be merged with and into Merger Sub III (the “Operations Merger”), with Merger Sub III surviving the Operations Merger as a wholly owned Subsidiary of the Surviving Partnership (as defined herein), and each Operations Preferred Share (as defined herein) issued and outstanding immediately prior to the Operations Merger Effective Time (as defined herein) will be converted into the right to receive the Operations Preferred Share Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and the DLLCA, and (iii) immediately following the consummation of the Operations Merger, the Company will be merged with and into Merger Sub I (the “Company Merger” and, together with the Partnership Merger and the Operations Merger, the “Mergers”), with Merger Sub I surviving the Company Merger as a wholly owned subsidiary of Parent, and each share of Company Common Stock (as defined herein) issued and outstanding immediately prior to the Company Merger Effective Time (as defined herein) will be converted into the right to receive the Common Stock Consideration (as defined herein) and each share of Company Preferred Stock (as defined herein) issued and outstanding immediately prior to the Company Merger Effective Time will be converted into the right to receive the Preferred Stock Consideration (as defined herein), in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the DLLCA;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined and declared that this Agreement, the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (b) duly authorized and approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement, (c) directed that the approval of the Company Merger be submitted for consideration by the holders of Company Common Stock at the Stockholders Meeting (as defined herein), and (d) recommended the approval of the Company Merger by the holders of the Company Common Stock;

WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger, and determined that it is advisable and in the best interests of the Partnership and the limited partners of the Partnership for the Partnership to enter into this Agreement and to consummate the Partnership Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein;
WHEREAS, the Partnership, as the sole member of the board of managers of Operations and the sole holder of Operations Common Shares (as defined herein), has approved this Agreement and the Operations Merger, and determined that it is advisable and in the best interests of Operations and its members for Operations to enter into this Agreement and to consummate the Operations Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, BREIT Operating Partnership L.P., a Delaware limited partnership (the “Sponsor”), is entering into a limited guarantee in favor of the Company (the “Guarantee”), with respect to certain obligations of the Parent Parties under this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each Party’s willingness to enter into this Agreement, the Sponsor is entering into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Sponsor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein; and
WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions.
(a)    For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement.
“Acquired Companies” means the Company and each Subsidiary of the Company, collectively.
“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, (i) the Parent Parties and their respective subsidiaries shall not be deemed to be Affiliates of the Company Parties, (ii) the Company Parties shall not be deemed to be an Affiliate of the Parent Parties and (iii) no portfolio company affiliated with Blackstone (excluding the Parent Parties and their Subsidiaries) shall be deemed to be Affiliates of the Parent Parties and their Subsidiaries.
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.
“Average Capital Account Balance” has the meaning ascribed to such term in the Partnership Agreement.
“Book-Entry Share” means, with respect to any Party, a book-entry share or unit registered in the transfer books of such Party.
“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.
“Class A Partnership Units” means the Class A Units of the Partnership.
“Class B Partnership Units” means the Class B Units of the Partnership.
“Class B Unit Award Agreement” means an agreement evidencing the grant of a Class B Partnership Unit by the Partnership.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Acquired Companies or their respective Affiliates, or with respect to which any of the Acquired Companies has or may have any liability or obligation.
“Company Bylaws” means the Bylaws of the Company, as amended and in effect on the date hereof.
“Company Charter” means the Articles of Amendment and Restatement of the Company, as amended or supplemented and in effect on the date hereof.
“Company Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.
“Company Compensatory Award” means each share of Time Vested Restricted Stock, each award of Market Cap Restricted Stock Units, each award of Time Vested Restricted Stock Units and each award of Performance Stock Units granted under the Long-Term Incentive Plans.
“Company Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, or (ii) would prevent or materially impair the ability of the Company Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the United States or any other jurisdiction in which the Acquired Companies operate or in U.S. or global financial markets generally, including changes in interest or exchange rates and (for the avoidance of doubt) any such conditions related to or resulting from any pandemic or disease outbreak (including the COVID-19 pandemic) or any governmental response or reaction to any of the foregoing, (B) changes in general economic conditions in the industries in which the Acquired Companies operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement or the public announcement of the Mergers and the other transactions contemplated by this Agreement (it being understood and agreed that this clause (E) shall not apply to the use of Company Material Adverse Effect in Section 4.3 (or Section 8.3(a) as it relates to Section 4.3)), (F) the taking of any action expressly required by this Agreement or any action at the written request or with the prior written consent of Parent, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof) after the date hereof, (I) pandemics, disease outbreak (including the COVID-19 pandemic) or other natural or manmade disasters or any governmental response or reaction to any of the foregoing, (J) any Action made or initiated by any holder of Company Common Stock, including any derivative claims, arising out of or relating to this Agreement, the Mergers, or the transactions contemplated by this Agreement, (K) a decline in the trading price or trading volume of the Company Common Stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided, that, the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder), or (L) the failure to meet any internal or analysts’ projections, guidance, budgets, forecasts or estimates (provided, that, the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder), which in the case of each of clauses (A), (B), (C), (D), (G), (H) and (I) do not disproportionately affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, compared to other companies in the industry in which the Acquired Companies operate.
“Company Properties” means, collectively, the Owned Company Property, Ground Leased Company Property and the Leased Company Property.
“Company Termination Payment” means an amount equal to $80,000,000; provided, however, that the Company Termination Payment shall be $25,000,000 in the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) prior to the Cut-Off Time in order to enter into a definitive agreement with an Excluded Party providing for the implementation of a Superior Proposal.
“Competing Proposal” means any proposal or offer from any Person or “group” (as such term is defined in Section 13(d)(3) of the Exchange Act), whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving (i) any Company Party or (ii) one or more other Subsidiaries of the Company representing 15% or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole (as determined on a book value basis, including indebtedness secured solely by such assets), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any of the Subsidiaries of the Company representing 15% or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole

(as determined on a book value basis, including indebtedness secured solely by such assets), (c) issue, sale or other disposition by the Company or any Subsidiary of the Company of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the outstanding shares of Company Common Stock or of the votes associated with the outstanding shares of Company Common Stock, 15% or more of the equity interests or general partner interests of the Partnership or 15% or more of the managing member interests or equity interests of Operations, (d) tender offer or exchange offer in which any Person or group shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the votes associated with the outstanding shares of Company Common Stock, 15% or more of the equity interests or general partner interests of the Partnership or 15% or more of the managing member interests or equity interests of Operations, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to any Company Party in which any Person or group, or the direct or indirect stockholders thereof, shall acquire beneficial ownership of 15% or more of the outstanding shares of Company Common Stock, 15% or more of the equity interests or general partner interests of the Partnership or 15% or more of the managing member interests or equity interests of Operations (in each case, or equity of the resulting company) or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Competing Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of the Wholly Owned Company Subsidiaries or solely among the Wholly Owned Company Subsidiaries.
“Confidentiality Agreement” means the confidentiality agreement, dated as of January 30, 2022, between the Company and Blackstone Real Estate Services L.L.C.
“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof (including the “Delta” and “Omicron” variants) or any related epidemics, pandemic or disease outbreaks.
“COVID-19 Laws” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any Treasury regulations or other official guidance promulgated thereunder, or any other Law or executive order or executive memo intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act, the Health, Economic Assistance, Liability, and Schools Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, the Families First Coronavirus Response Act and the American Rescue Plan Act of 2021 and any other U.S., non-U.S., state or local stimulus fund or relief programs or Laws enacted by a Governmental Authority in connection with or in response to COVID-19.
“Cut-Off Time” means 11:59 p.m. (New York City time) on March 28, 2022.
“Debt Facilities” means, with respect to the Acquired Companies, the Contracts identified as Debt Facilities in Schedule 4.4(k) of the Company Disclosure Letter.
“Earned Class B Unit” means a vested Class B Partnership Unit that becomes an “Earned Class B Unit” (as such term is defined in the applicable Class B Unit Award Agreement) prior to the Partnership Merger Effective Time.

“Earned RSU” means a vested Market Cap Restricted Stock Unit that becomes an “Earned RSU” (as such term is defined in the applicable Restricted Stock Unit Award Agreement) prior to the Company Merger Effective Time.
“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan (as defined in Section 409A of the Code) or employment, consulting, severance, commission, change-in-control, bonus, incentive, equity or equity-based compensation, health, welfare, fringe benefit, retirement and any other compensatory or employee benefit plan, contract or arrangement of any kind (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated).
“Environmental Law” means any Law (including common law) relating to pollution (or cleanup thereof) or protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to harmful or deleterious substances), including Laws relating to the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of harmful or deleterious substances.
“Environmental Permit” means any Permit, approval, license, exemption, action, consent, registration or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a written bona fide Competing Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Competing Proposal the Company Board has determined in good faith prior to the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor) constitutes or could reasonably be expected to lead to a Superior Proposal (a “Qualified Proposal”); provided, that a Person or group of Persons shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person or group of Persons) upon the earliest to occur of the following (i) such Competing Proposal made by such Person or group of Persons prior to the No-Shop Period Start Date expires, is withdrawn or terminated (it being understood that any amendment, modification or replacement of such Competing Proposal shall not, in and of itself, be deemed a withdrawal of such Competing Proposal), (ii) in the case of a group, if the Persons in such group as of the time such group submitted the Qualified Proposal that most recently rendered such group an Excluded Party cease to constitute in the aggregate at least 75% of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by Persons who were themselves in a group of Persons that was an Excluded Party prior to the No-Shop Period Start Date and (iii) the Cut-Off Time.
“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, and all

SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of Stockholder Approval, engaging the services of the Paying Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (other than subsection (e)) (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Approval Required), Section 4.3(a) (No Conflict; Required Filings and Consents), and Section 4.4 (other than subsections (b) and (g)) (Capital Structure).
“GAAP” means the U.S. generally accepted accounting principles.
“Governing Documents” means the Company Bylaws, the Company Charter, the Partnership Agreement, the Certificate of Limited Partnership, the Operations LLC Agreement, and the certificate of formation of Operations as in effect on the date hereof.
“Governmental Authority” means any U.S. federal, state or local government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitrator, arbitration panel or similar entity.
“GP Units” means the units of “General Partner Interest” (as defined in the Partnership Agreement) of the Partnership.
“Ground Lease” means that certain Lease Agreement by and between CP Summit Retail, LLC, as tenant, and Oddo 85 Property II, LLC, as landlord, dated as of June 6, 2003, as amended pursuant to that certain First Amendment to Lease Agreement dated as of June 21, 2003.
“Ground Leased Company Property” means 840 Glynn Street South, Fayetteville, Georgia 30214.
“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes, per- and polyfluoroalkyl substances, 1,4-dioxane and radon.
“Indebtedness” means, with respect to the Acquired Companies, without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations of any of the Acquired Companies for borrowed money or evidenced by notes, bonds, indentures or similar instruments, whether secured or unsecured,

(ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by any of the Acquired Companies, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations of the Acquired Companies under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) obligations to guarantee any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, on behalf of any Person, other than the Acquired Companies, and (viii) any agreement to provide any of the foregoing; provided, that, for clarification, Indebtedness shall not include “trade debt” or “trade payables.” Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Company and any Wholly Owned Company Subsidiary.
“Information Privacy and Security Laws” means applicable Laws and legal requirements (and binding industry standards) concerning the use, ownership, maintenance, storage, collection, transfer, processing, controlling, privacy and/or security of Personal Information.
“Inquiry” means an inquiry, indication of interest or request for information or discussions from any Person or group that constitutes, or could reasonably be expected to lead to, a Competing Proposal.
“Intellectual Property” means all U.S. and foreign intellectual property rights, including all (i) inventions, designs, patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, social and mobile media identifiers, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.
“Intervening Event” means a change in circumstances or development occurring or arising after the date of this Agreement that materially affects the business, assets or operations of the Acquired Companies, taken as a whole, and that was not known to or reasonably foreseeable (or, if known, the material consequences of which were not known or reasonably foreseeable) by the Company Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the Company Board prior to the receipt of the Stockholder Approval; provided, however, that none of the following will constitute, or be considered in determining whether there has been an Intervening Event: (i) the receipt by the Company, existence or terms of any Competing Proposal, any Inquiry or any matter relating thereto or consequence thereof; (ii) the fact that, in and of itself, the Company meets or exceeds any internal or published projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (provided, however, that the underlying causes of such change shall not be excluded by this clause (ii)); (iii) changes in the market price or trading volume of shares of the Company Common Stock (provided, however, that the underlying causes of such change shall not be excluded by this clause (iii)); or (iv) any event, change, effect, development, or occurrence that would fall within any of the exceptions to the definition of a “Company Material Adverse Effect”.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the Internal Revenue Service or any successor agency.

“IT Asset” means any information system, software, website, system, network or hardware that is owned by the Company or used in the course of its business activities.
“Joint Venture Agreements” means, collectively, the Majority Equity Joint Venture Agreements and the Minority Equity Joint Venture Agreements.
“Joint Ventures” means, collectively, the Majority Equity Joint Ventures and the Minority Equity Joint Ventures.
“Knowledge of the Company” means, whether or not capitalized, or any similar expressions with respect to the Company, the actual knowledge of the persons named in Schedule A to the Company Disclosure Letter.
“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, statutes, codes, ordinances, directives and Orders promulgated by any Governmental Authority.
“Leased Company Property” means, collectively, each real property leased (including ground leased) as lessee or sublessee, by the Acquired Companies as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Lien” means any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including any Transfer Right), restriction, right of way, easement, conditional or installment sale agreement, title retention agreement or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, excluding any restrictions on transfer of equity securities arising under applicable securities Laws.
“Long-Term Incentive Plans” means the Company’s 2019 Stock Incentive Plan, as amended, and the Company’s 2011 Stock Incentive Plan.
“Majority Equity Joint Venture Agreements” means the organizational and other governing documents of the Majority Equity Joint Ventures.
“Market Cap Restricted Stock Unit” means a restricted stock unit that vests upon the satisfaction of service conditions and becomes earned based on Company market capitalization increases relevant to target market thresholds.
“Material Commercial Space Lease” means any one or more leases, subleases, licenses or occupancy agreements of a particular real property (other than Ground Leases) under which the Company or any Subsidiary is the landlord or sub-landlord or serves in a similar capacity, (i) providing for annual rentals of $2,000,000 or more or (ii) relating to an individual real property comprising more than 30,000 square feet of space; provided that any such lease, sublease or occupancy agreement between the Company and any Wholly Owned Company Subsidiary or between Wholly Owned Company Subsidiaries shall not constitute a Material Commercial Space Lease.
“Minority Equity Joint Venture Agreements” means the organizational and other governing documents of the Minority Equity Joint Ventures.
“Operations Common Shares” means the “Common Shares” (as defined in the Operations LLC Agreement) of Operations.

“Operations LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Operations, dated as of January 27, 2021, and as amended on January 27, 2022 and in effect on the date hereof.
“Operations Preferred Shares” means the “Preferred Shares” (as defined in the Operations LLC Agreement) of Operations designated as 12% Series A Redeemable Cumulative Preferred Shares.
“Operations Shares” means the Operations Common Shares and the Operations Preferred Shares.
“Order” means a judgment, injunction, order or decree of any Governmental Authority.
“Owned Company Property” means, collectively, each real property owned in fee by the Acquired Companies as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Parent Material Adverse Effect” means, with respect to Parent, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would prevent or materially impair the ability of the Parent Parties to consummate the Mergers by the Outside Date.
“Parent Related Persons” means, collectively, the Parent Parties, the Sponsor or any of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, successors or assignees or any former, current or future equity holder, controlling Person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing.
“Parent Termination Payment” means an amount equal to $300,000,000.
“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 3, 2016 as amended by the First Amendment thereto, dated as of January 25, 2017, as further amended by the Second Amendment thereto, dated as of November 7, 2019, and as in effect on the date hereof.
“Partnership Units” means the Class A Partnership Units and the Class B Partnership Units.
“Performance Stock Unit” means a restricted stock unit that vests upon satisfaction of both (i) performance goals measured by reference to total shareholder return and (ii) a specified service requirement.
“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment (x) not yet due and payable, or (y) that are due but not yet delinquent and are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) mechanics and materialmen’s Liens for amounts incurred in the ordinary course of business and which are (x) not yet due and payable or (y) due but not yet delinquent and are being contested in good faith and for which adequate accruals or reserves have been established or such Liens which have been filed of record but which have been bonded over or otherwise insured against; (iii) with respect to any real property, (A) leases, license agreements and similar occupancy agreements and (B) Liens that are zoning regulations, entitlements (including associated security instruments encumbering any land for which the Company has an option to purchase under Contracts) or other land use or environmental regulations by any Governmental Authority but only to the extent that non-compliance does not individually or in the aggregate materially interfere with the present use of the affected Company Property or the business operations of the Company and its Subsidiaries and their assets; (iv) with respect the Company, Liens that are disclosed on Schedule 1.1(a) of the Company Disclosure Letter (together with associated documentation which evidences or secures such Liens, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation); (v) with respect to the Company, Liens that are disclosed on the consolidated balance sheet of the Company as of September 30, 2021, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to the Company, Liens arising pursuant to any Material Contract; (vii) with respect to any real property of the Company, utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, for which title insurance coverage has been obtained pursuant to a title insurance policy issued to the Company or any of the Acquired Companies prior to the date hereof; or (viii) with respect to the Company, Liens that were incurred in the ordinary course of business since December 31, 2020, and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Acquired Companies, taken as a whole.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).
“Personal Information” means data or other information relating, directly or indirectly, to an identified or identifiable natural person or household.
“Preferred Partnership Units” means the Series A Preferred Partnership Units, Series A1 Preferred Partnership Units, Series M Preferred Partnership Units and Series M1 Preferred Partnership Units.
“Proxy Statement” means the proxy statement relating to the Stockholders Meeting, together with any amendments or supplements thereto.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives and, in the case of Parent, its financing sources.
“SDAT” means the State Department of Assessments and Taxation of Maryland.
“SEC” means the Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series A Preferred Partnership Units” means the Series A Redeemable Preferred Units of the Partnership.

“Series A1 Preferred Partnership Units” means the Series A1 Redeemable Preferred Units of the Partnership.
“Series A Redeemable Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of the Company designated as “Series A Redeemable Preferred Stock”.
“Series A1 Redeemable Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of the Company designated as “Series A1 Redeemable Preferred Stock”.
“Series M Preferred Partnership Units” means the Series M Redeemable Preferred Units of the Partnership.
“Series M1 Preferred Partnership Units” means the Series M1 Redeemable Preferred Units of the Partnership.
“Series M Redeemable Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of the Company designated as “Series M Redeemable Preferred Stock”.
“Series M1 Redeemable Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of the Company designated as “Series M1 Redeemable Preferred Stock”.
“Stockholder Approval” means the affirmative vote of the holders of 66-2/3% of the outstanding shares of Company Common Stock entitled to vote at the Stockholders Meeting on the Company Merger.
“Stockholders Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.
“Subsidiary” of any Person means (i) any corporation of which more than 50% of the outstanding voting stock is, directly or indirectly, owned by such Person and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by such Person or of which such Person is, directly or indirectly, a general partner, manager, managing member or the equivalent.
“Superior Proposal” means a written Competing Proposal made by any Person or “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) (except for purposes of this definition, the references in the definition of “Competing Proposal” to 15% shall be replaced with 50%), which the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel and after taking into consideration (a) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by Parent) and (b) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, financing, regulatory approvals, conditionality, breakup fee provisions and other aspects of such Competing Proposal and conditions to consummation thereof that the Company Board deems relevant)) would result, if consummated, in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock (solely in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and is reasonably likely to be consummated.
“Tax” or “Taxes” means any U.S. federal, state, local and foreign income, gross receipts, capital gains, capital stock, windfall or other profits, net worth, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, social security, social contribution, unemployment compensation, disability, license, excise, environmental, alternative or add-on minimum, estimated, value-added and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Warrant Agreements” means the Contracts that govern the Company Warrants, including (i) the Amended and Restated Warrant Agreement dated as of March 14, 2012 between the Company and Computershare Trust Company, N.A. (“Computershare”), as warrant agent, (ii) the Second Amended and Restated Warrant Agreement between the Company and Computershare, as warrant agent, dated as of October 11, 2013, and (iii) the Warrant Agreement between the Company and Computershare, as warrant agent, dated as of February 23, 2017.
“Wholly Owned Company Subsidiary” means the Partnership, Operations and any directly or indirectly wholly owned Subsidiary of any Company Party.
“Willful Breach” means a material breach of any representation, warranty, covenant, obligation or agreement set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party, with the knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.
“Time Vested Restricted Stock” means each outstanding share of unvested time-based restricted Company Common Stock.
“Time Vested RSU” means each outstanding unvested time-based restricted stock unit.
(b)    In addition to the terms defined in Section 1.1(a), the following terms shall have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Adverse Recommendation Change	Section 7.3(e)(i)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.3(b)
Amended Partnership Agreement	Section 2.4(a)
Articles of Merger	Section 2.3(a)
Assumed Documents	Section 7.12(b)(i)
Assumed Indebtedness	Section 7.12(b)(i)
Blackstone	Section 7.6(a)
Board Recommendation	Section 4.2(c)
Capital Expenditure Budget	Section 4.10(k)
Certificate of Limited Partnership	Section 2.4(a)
Charter Restrictions	Section 7.13
Chosen Courts	Section 10.7(a)
Closing	Section 2.2
Closing Date	Section 2.2

Common Stock Consideration	Section 3.1(a)(i)
Company	Preamble
Company Board	Recitals
Company Capital Stock	Section 4.4(a)
Company Certificate of Merger	Section 2.3(a)
Company Commercial Space Leases	Section 4.10(j)
Company Disclosure Letter	Article IV
Company Merger	Recitals
Company Merger Effective Time	Section 2.3(c)
Company Parties	Preamble
Company Preferred Stock	Section 4.4(a)
Company Related-Party Agreements	Section 4.19
Company SEC Documents	Section 4.5(a)
Company Subsidiary Partnership	Section 4.13(i)
Company Terminating Breach	Section 9.1(d)(i)
Company Termination Payment Escrow Agreement	Section 9.4(b)
Company Warrant Amount	Section 7.17(a)
Company Warrants	Section 7.17(b)
Continuing Employee	Section 7.8(a)
Debt Financing	Section 7.12(a)(i)
DE SOS	Section 2.3(a)
DLLCA	Recitals
DRULPA	Recitals
Earned PSU	Section 3.5(b)
Equity Commitment Letter	Recitals
Equity Financing	Section 5.4(a)
Exchange Fund	Section 3.4(a)
Exercisable Transfer Right	Section 7.19
Existing Lender	Section 7.12(b)(i)
Financing Indemnified Parties	Section 7.12(a)(iii)
FLSA	Section 4.18(d)
Goldman Sachs	Section 4.21
Ground Lease Documents	Section 4.10(c)
Guarantee	Recitals
Income Restrictions	Section 4.10(i)
Indemnified Party(ies)	Section 7.9(b)
Insurance Policies	Section 4.16
Interim Period	Section 6.1(a)
IRCA	Section 4.18(f)
JV Loans	Section 4.10(m)
Majority Equity Joint Ventures	Section 4.1(c)

Management Agreements	Section 4.12(e)
Match Period	Section 7.3(f)(ii)
Material Contract	Section 4.12(c)
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub III	Preamble
Mezzanine Loan Documents	Section 4.10(l)
Mezzanine Loans	Section 4.10(l)
MF Leases	Section 4.10(h)
MF Property	Section 4.10(h)
MF Rent Roll	Section 4.10(h)
MGCL	Recitals
Minority Equity Joint Ventures	Section 4.1(d)
Minority JV Real Property	Section 4.10(m)
New Market Property	Section 4.10(j)
NM and Office Rent Rolls	Section 4.10(j)
No-Shop Period Start Date	Section 7.3(a)
Notice of Intervening Event Period	Section 7.3(g)(ii)
NYSE	Section 4.3(b)
Office Property	Section 4.10(j)
Operating Budget	Section 4.10(k)
Operating Expenses	Section 4.10(k)
Operations	Preamble
Operations Certificate of Merger	Section 2.3(b)
Operations Merger	Recitals
Operations Merger Effective Time	Section 2.3(b)
Operations Preferred Share Consideration	Section 3.3(a)(i)
Outside Date	Section 9.1(b)(i)
Parent	Preamble
Parent Approved Transaction	Section 7.18
Parent Expenses	Section 9.3(c)
Parent Liability Cap	Section 10.10(c)
Parent Parties	Preamble
Parent Terminating Breach	Section 9.1(c)(i)
Parent Termination Payment Escrow Agreement	Section 9.4(a)
Participation Agreements	Section 4.12(b)(viii)
Participation Interest	Section 4.12(b)(viii)
Partnership	Preamble
Partnership Certificate of Merger	Section 2.3(a)
Partnership Merger	Recitals

Partnership Merger Effective Time	Section 2.3(a)
Partnership Unit Consideration	Section 3.2(a)(i)
Party(ies)	Preamble
Paying Agent	Section 3.4(a)
Permits	Section 4.8(a)
Preferred Stock Consideration	Section 3.1(a)(ii)
Preferred Partnership Units	Recitals
Prior Sale Contract	Section 4.10(g)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 9.4(a)
Recovery Costs	Section 9.3(c)
Sarbanes-Oxley Act	Section 4.5(a)
Solvent	Section 5.5
Sponsor	Recitals
Surviving Company	Section 2.1(a)
Surviving Entities	Section 2.1(a)
Surviving Operations Entity	Section 2.1(c)
Surviving Partnership	Section 2.1
Takeover Statutes	Section 4.22
Taxable REIT Subsidiary	Section 4.1(c)
Tax Protection Agreements	Section 4.13(i)
Transaction Litigation	Section 7.7(c)
Transfer Right	Section 4.12(b)(xiii)
Transfer Taxes	Section 7.16(c)
Voting Debt	Section 4.4(f)
WARN Act	Section 4.18(e)
Warrant Amendment	Section 7.17(a)

Section 1.2    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;
(d)    “or” shall be construed in the inclusive sense of “and/or;”

(e)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(f)    all references herein to “$” or dollars shall refer to U.S. dollars;
(g)    no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;
(h)    it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;
(i)    the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and, as used in Section 6.1, similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, whether or not such words actually follow such phrase;
(j)    references to a Person are also to its successors and permitted assigns;
(k)    any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, unless otherwise specified;
(l)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(m)    references to documents or other information having been “made available,” “delivered” or “provided” to Parent or words of similar import, shall be deemed to mean that any documents or other information that were (i) posted by the Company or any of its Representatives to the virtual data room maintained by the Company and its Representatives in connection with the transactions contemplated hereby, (ii) delivered to Parent or any of its Representatives via electronic mail or in hard copy form, or (iii) filed with, or furnished to, the SEC since January 1, 2019 and available through the SEC’s Electronic Data Gathering and Retrieval System, in each case of this clause (m) prior to the date hereof; and
(n)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
ARTICLE II

THE MERGERS
Section 2.1    The Mergers.
(a)    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Company Merger Effective Time, the Company shall be merged with and into Merger Sub I, whereupon the separate existence of the Company will cease, with Merger Sub I surviving the Company Merger (Merger Sub I, as the surviving entity in the Company Merger, sometimes being referred to herein as the “Surviving Company” and, together with the Surviving Partnership and the Surviving Operations Entity, the “Surviving Entities”), such that following and as a result of the Company Merger, the Surviving Company will be a wholly owned Subsidiary of Parent. The Company Merger shall have the effects provided in this Agreement and the Articles of Merger

(as defined below) and the Company Certificate of Merger (as defined below), and as specified in the applicable provisions of the MGCL and the DLLCA.
(b)    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA and the DRULPA, at the Partnership Merger Effective Time, Merger Sub II shall be merged with and into the Partnership, whereupon the separate existence of Merger Sub II will cease, with the Partnership surviving the Partnership Merger (the Partnership, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Partnership”), such that following and as a result of the Partnership Merger, the Surviving Partnership will be a wholly owned Subsidiary of the Company (and after the Company Merger Effective Time, of the Surviving Company). The Partnership Merger shall have the effects provided in this Agreement and the Partnership Certificate of Merger (as defined below) and as specified in the applicable provisions of the DLLCA and the DRULPA.
(c)    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Operations Merger Effective Time, Operations shall be merged with and into Merger Sub III, whereupon the separate existence of Operations will cease, with Merger Sub III surviving the Operations Merger (Merger Sub III, as the surviving entity in the Operations Merger, sometimes being referred to herein as the “Surviving Operations Entity”), such that following and as a result of the Operations Merger, the Surviving Operations Entity will be a wholly owned Subsidiary of the Surviving Partnership. The Operations Merger shall have the effects provided in this Agreement and the Operations Certificate of Merger (as defined below), and as specified in the applicable provisions of the DLLCA.
Section 2.2    Closing. The closing of the Mergers (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law) or (b) such other place or date as may be agreed in writing by Parent and the Company. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”
Section 2.3    Effective Times.
(a)    On the Closing Date, the Partnership shall duly execute and file a certificate of merger (the “Partnership Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DE SOS”) in accordance with the Laws of the State of Delaware. The Partnership Merger shall become effective upon the filing of the Partnership Certificate of Merger with the DE SOS or on such other date and time as may be agreed between the Parties and specified in the Partnership Certificate of Merger in accordance with the DLLCA and the DRULPA (such date and time, the “Partnership Merger Effective Time”).
(b)    On the Closing Date, Merger Sub III shall duly execute and file a certificate of merger (the “Operations Certificate of Merger”) with the DE SOS in accordance with the Laws of the State of Delaware. The Operations Merger shall become effective upon the filing of the Operations Certificate of Merger with the DE SOS or on such other date and time as may be agreed between the Parties and specified in the Operations Certificate of Merger in accordance with the DLLCA (such date and time, the “Operations Merger Effective Time”), it being understood and agreed that the Parties shall cause the Operations Merger Effective Time to occur immediately after the Partnership Merger Effective Time.

(c)    On the Closing Date, Merger Sub I and the Company shall (a) cause articles of merger with respect to the Company Merger to be duly executed and filed with, and accepted for record by, the SDAT in accordance with the MGCL (the “Articles of Merger”) and a certificate of merger with respect to the Company Merger to be duly executed and filed with the DE SOS in accordance with the DLLCA (the “Company Certificate of Merger”), and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub I under the MGCL or the DLLCA in connection with the Company Merger. The Company Merger shall become effective upon the later of (x) such time as the Articles of Merger are accepted for record by the SDAT, (y) the filing of the Certificate of Merger with the DE SOS or (z) such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as may be agreed between the Parties and specified in the Articles of Merger and Company Certificate of Merger (such date and time, the “Company Merger Effective Time”), it being understood and agreed that the Parties shall cause the Company Merger Effective Time to occur immediately after the Operations Merger Effective Time.
(d)    Unless otherwise agreed in writing, the Parties shall cause the Partnership Merger Effective Time, the Operations Merger Effective Time and the Company Merger Effective Time to occur on the Closing Date, with the Operations Merger Effective Time occurring immediately after the Partnership Merger Effective Time, and the Company Merger Effective Time occurring immediately after the Operations Merger Effective Time.
Section 2.4    Organizational Documents of the Surviving Entities.
(a)    At the Partnership Merger Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time (the “Certificate of Limited Partnership”), shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided below. At the Partnership Merger Effective Time, the Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time shall be amended as determined by Parent prior to the Partnership Merger Effective Time (the “Amended Partnership Agreement”), which Amended Partnership Agreement shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by applicable Law. On the Closing Date, following the Company Merger Effective Time, the Surviving Company shall file a certificate of amendment to the Certificate of Limited Partnership with the DE SOS to reflect the Surviving Company’s admission to the Surviving Partnership as the new sole general partner of the Surviving Partnership. From and after the Company Merger Effective Time, the Certificate of Limited Partnership, as so amended, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided by applicable Law. Promptly following the Company Merger Effective Time, the Surviving Company shall execute and deliver to the Surviving Partnership such documents or instruments as may be required to effect its admission as the successor sole general partner of the Surviving Partnership and as a limited partner of the Surviving Partnership, and it shall be admitted to the Surviving Partnership as the successor sole general partner and a limited partner of the Surviving Partnership at the Company Merger Effective Time and shall carry on the business of the Surviving Partnership without dissolution as provided in the Amended Partnership Agreement.
(b)    At the Operations Merger Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Operations Merger Effective Time: (i) the name of the Surviving Operations Entity shall be “PAC Operations, LLC”; (ii) the certificate of formation of Merger Sub III, as in effect immediately prior to the Operations Merger Effective Time except to the extent amended by the Operations Certificate of Merger to change the name of Merger Sub III, shall be the certificate of formation of the Surviving Operations Entity until thereafter amended in accordance with applicable Law; and (iii) the limited liability company agreement of Merger Sub III, as in effect immediately prior to the Operations Merger Effective

Time, shall be the limited liability company agreement of the Surviving Operations Entity, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.
(c)    At the Company Merger Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Company Merger Effective Time: (i) the name of the Surviving Company shall be “Preferred Apartment Communities, LLC”; (ii) the certificate of formation of Merger Sub I except to the extent amended by the Company Certificate of Merger to change the name of Merger Sub I, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of formation of the Surviving Company until, subject to Section 7.9, thereafter amended in accordance with applicable Law; and (iii) the limited liability company agreement of Merger Sub I, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company agreement of the Surviving Company, until, subject to Section 7.9, thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.
Section 2.5    Manager of the Surviving Company and Surviving Operations Entity, and General Partner and Limited Partners of the Surviving Partnership.
(a)    At the Partnership Merger Effective Time, by virtue of the Partnership Merger, the Company shall be the sole general partner and a limited partner of the Surviving Partnership following the Partnership Merger Effective Time and prior to the Company Merger Effective Time, entitling the Company to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement. A direct or indirect Subsidiary of Parent to be designated by Parent prior to the Partnership Merger Effective Time shall be admitted as a limited partner of the Surviving Partnership at the Partnership Merger Effective Time, and the Company shall take all actions necessary to admit such designated direct or indirect Subsidiary of Parent as a limited partner of the Partnership.
(b)    The Surviving Company shall be the sole general partner of the Surviving Partnership following the Company Merger Effective Time, entitling the Surviving Company to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement (as may be further amended to reflect the Surviving Company as the sole general partner of the Surviving Partnership following the Company Merger Effective Time).
(c)    At the Operations Merger Effective Time, by virtue of the Operations Merger, the Surviving Partnership shall be the sole member and holder of common units of the Surviving Operations Entity and shall manage the Surviving Operations Entity, entitling the Surviving Partnership to such rights, duties and obligations as are more fully set forth in the limited liability company agreement of the Surviving Operations Entity.
(d)    At the Company Merger Effective Time, by virtue of the Company Merger, Parent shall be the sole member and holder of common units of the Surviving Company and shall manage the Surviving Company, entitling Parent to such rights, duties and obligations as are more fully set forth in the limited liability company agreement of the Surviving Company.
Section 2.6    Officers of the Surviving Operations Entity and Surviving Company. At the Operations Merger Effective Time, by virtue of the Operations Merger, the officers of Operations immediately prior to the Operations Merger Effective Time shall be the initial officers of the Surviving Operations Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. At the Company Merger Effective Time, by virtue of the Company Merger, the officers of the Company immediately prior to the Company Merger Effective Time shall be the initial officers of the

Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 2.7    Tax Treatment of Mergers. The Parties intend that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), (a) the Partnership Merger shall be treated as a taxable sale or redemption of the Class A Partnership Units (including Class A Partnership Units resulting from the conversion of Earned Class B Units pursuant to Section 3.2(a)(iv) hereof and Section 17.3 of the Partnership Agreement) that are converted into the right to receive the Partnership Unit Consideration pursuant to Section 3.2(a)(i) in exchange for the Partnership Unit Consideration, (b) the Operations Merger shall be treated as a taxable liquidation of Operations pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of Operations for U.S. federal income tax purposes, (c) the Company Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub I (or if Merger Sub I is a disregarded entity for U.S. federal income tax purposes, to the regarded owner of Merger Sub I) in exchange for the Common Stock Consideration or Preferred Stock Consideration, as applicable, to be provided to the holders of equity interests in the Company and the assumption of all of the Company’s liabilities, and any other applicable amounts, followed by a distribution of such Common Stock Consideration or Preferred Stock Consideration, and any other applicable amounts, to the holders of equity interests in the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of each of Operations and the Company for U.S. federal income tax purposes. The Parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes, unless otherwise required by applicable Law.
Section 2.8    Subsequent Actions. If, at any time after the Company Merger Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers of the Surviving Entities and Parent shall (in the name of Merger Sub I, Merger Sub II, Merger Sub III, any Company Party or otherwise) take such action.
ARTICLE III

EFFECTS OF THE MERGERS
Section 3.1    Effects of the Company Merger.
(a)    At the Company Merger Effective Time, by virtue of the Company Merger and without any further action on the part of Parent, Merger Sub I, the Company or the holders of any securities of the Company:
(i)    Except as noted below, each share of Company Common Stock, or fraction thereof, issued and outstanding as of immediately prior to the Company Merger Effective Time, shall be automatically cancelled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to $25.00 per share, without interest (such amount per share, the “Common Stock Consideration”), subject to Section 3.1(a)(iii), Section 3.1(a)(iv), Section 3.1(b), Section 3.1(c), Section 3.6, Section 7.11 and the next sentence of this Section 3.1(a)(i). From and after the Company Merger Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a share of Company Common Stock shall cease to have any rights with respect thereto, except for the right to receive the Common Stock Consideration therefor in accordance with Section 3.4.

(ii)    Except as noted below, each share of Company Preferred Stock, or fraction thereof, issued and outstanding as of immediately prior to the Company Merger Effective Time, shall be automatically cancelled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to $1,000 per share, plus any accrued but unpaid dividends, if any, to and including the Closing Date with respect to such share of Company Preferred Stock, without interest (such amount per share, the “Preferred Stock Consideration” and, collectively with the Partnership Unit Consideration, the Operations Preferred Share Consideration and the Common Stock Consideration, the “Merger Consideration”), subject to Section 3.1(a)(iii), Section 3.1(a)(iv), Section 3.1(b), Section 3.1(c), Section 3.6 and the next sentence of this Section 3.1(a)(ii). From and after the Company Merger Effective Time, all shares of Company Preferred Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a share of Company Preferred Stock shall cease to have any rights with respect thereto, except for the right to receive the Preferred Stock Consideration therefor in accordance with Section 3.4.
(iii)    Each share of Company Common Stock and Company Preferred Stock issued and outstanding as of immediately prior to the Company Merger Effective Time and then held by any of the Acquired Companies, if any, shall be automatically retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the Company Merger.
(iv)    Each share of Company Common Stock and Company Preferred Stock issued and outstanding as of immediately prior to the Company Merger Effective Time and then held by the Parent Parties or any of their respective Subsidiaries, if any, shall be automatically retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the Company Merger.
(v)    Each limited liability company interest of Merger Sub I issued and outstanding as of immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and shall remain outstanding as limited liability company interests of the Surviving Company held by Parent.
(b)    Stock Transfer Books. From and after the Company Merger Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock. From and after the Company Merger Effective Time, Persons who held Company Common Stock or Company Preferred Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.
(c)    Certain Adjustments. If, between the date of this Agreement and the Company Merger Effective Time, the outstanding shares of Company Common Stock or Company Preferred Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Common Stock Consideration or the Preferred Stock Consideration, as applicable, shall be equitably adjusted, without duplication, to proportionally reflect such change to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2    Effects of the Partnership Merger.
(a)    At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent, Merger Sub II, the Partnership, the Company or the holders of any securities of the Partnership:
(i)    Except as noted below, each Class A Partnership Unit, or fraction thereof, issued and outstanding as of immediately prior to the Partnership Merger Effective Time, shall be automatically cancelled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to the Common Stock Consideration, without interest, subject to Section 3.2(a)(ii), Section 3.2(a)(iii), Section 3.2(b), Section 3.2(c), Section 3.6 and the next sentence of this Section 3.2(a)(i) (such amount per unit, the “Partnership Unit Consideration”). From and after the Partnership Merger Effective Time, subject to Section 3.2(a)(ii), all Class A Partnership Units shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a Class A Partnership Unit shall cease to have any rights with respect thereto, except for the right to receive the Partnership Unit Consideration therefor in accordance with Section 3.4.
(ii)    Each Class A Partnership Unit, GP Unit and Preferred Partnership Unit issued and outstanding as of immediately prior to the Partnership Merger Effective Time and then held by the Company or any Wholly Owned Company Subsidiary shall be unaffected by the Partnership Merger and shall remain outstanding as a Partnership Unit of the Surviving Partnership held by the Company or relevant Wholly Owned Company Subsidiary.
(iii)    Each Class A Partnership Unit and Preferred Partnership Unit issued and outstanding as of immediately prior to the Partnership Merger Effective Time and then held by any of Parent, Merger Sub II or any of their respective wholly owned Subsidiaries, if any, shall be automatically cancelled and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with, or as a consequence of, the Partnership Merger.
(iv)    Each Class B Partnership Unit issued and outstanding as of immediately prior to the Partnership Merger Effective Time that is an Earned Class B Unit and which has a Capital Account (as defined in the Partnership Agreement) equal to the Average Capital Account Balance (taking into account any allocations that would be deemed to occur pursuant to Section 1(b) of Exhibit B to the Partnership Agreement) shall automatically be converted into a Class A Partnership Unit in accordance with Section 17.3 of the Partnership Agreement. Thereafter, the Class A Partnership Units issued in respect of the converted Earned Class B Units shall be treated as Class A Partnership Units for purposes of this Agreement and the holders thereof shall be treated as holders of Class A Partnership Units as described in this Section 3.2(a)(i). Any issued and outstanding Class B Partnership Unit that is not an Earned Class B Unit shall terminate without consideration immediately prior to the Partnership Merger Effective Time.
(v)    Each limited liability company interest in Merger Sub II shall be automatically cancelled and cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with, or as a consequence of, the Partnership Merger.
(b)    Unit Transfer Books. From and after the Partnership Merger Effective Time, the unit transfer books of the Partnership shall be closed, and thereafter there shall be no further registration of transfers of Partnership Units. From and after the Partnership Merger Effective Time, Persons who held Partnership Units outstanding immediately prior to the

Partnership Merger Effective Time shall cease to have rights with respect to such units, except as otherwise provided for in this Agreement or by applicable Law.
(c)    Certain Adjustments. If, between the date of this Agreement and the Partnership Merger Effective Time, the outstanding Partnership Units shall have been changed into a different number of units or a different class of Partnership Units (as defined in the Partnership Agreement) by reason of any unit dividend, subdivision, reorganization, reclassification, recapitalization, unit split, reverse unit split, combination or exchange of units, or any similar event shall have occurred, then the Partnership Unit Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.2(c) shall be construed to permit the Partnership to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 3.3    Effect of the Operations Merger.
(a)    At the Operations Merger Effective Time, by virtue of the Operations Merger and without any further action on the part of Parent, Merger Sub III, Operations, the Partnership, the Surviving Partnership or the holders of any securities of Operations:
(i)    Except as noted below, each Operations Preferred Share issued and outstanding as of immediately prior to the Operations Merger Effective Time shall be automatically cancelled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to $1,100.00 per share, plus any accrued and unpaid dividends, if any, to and including the Closing Date per Operations Preferred Share, subject to Section 3.3(a)(ii), Section 3.3(b), Section 3.3(c), Section 3.6 and the next sentence of this Section 3.3(a)(i) (such amount per share, the “Operations Preferred Share Consideration”). From and after the Operations Merger Effective Time, all Operations Preferred Shares shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of an Operations Preferred Share shall cease to have any rights with respect thereto, except for the right to receive the Operations Preferred Share Consideration therefor in accordance with Section 3.4.
(ii)    Each (i) Operations Common Share then held by any Person and (ii) each Operations Preferred Share then held by any of the Acquired Companies, the Parent Parties or any of their Subsidiaries, if any, in each case, issued and outstanding as of immediately prior to the Operations Merger Effective Time, shall be automatically retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with, or as a consequence of, the Operations Merger.
(iii)    Each limited liability company interest of Merger Sub III issued and outstanding as of immediately prior to the Operations Merger Effective Time shall be unaffected by the Operations Merger and shall remain outstanding as limited liability company interests of the Surviving Operations Entity held by the Surviving Partnership.
(b)    Interest Transfer Books. From and after the Operations Merger Effective Time, the membership interest transfer books of Operations shall be closed, and thereafter there shall be no further registration of transfers of Operations Shares. From and after the Operations Merger Effective Time, Persons who held Operations Shares outstanding immediately prior to the Operations Merger Effective Time shall cease to have rights with respect to such interests, except as otherwise provided for in this Agreement or by applicable Law.
(c)    Certain Adjustments. If, between the date of this Agreement and the Operations Merger Effective Time, the outstanding Operations Shares shall have been changed into a different number of interests or a different class of interests by reason of any interest dividend, subdivision, reorganization, reclassification, recapitalization, interest split, reverse interest split, combination or exchange of interests, or any similar event shall have occurred, then the Operations Preferred Share Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.3(c) shall be construed to permit Operations to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 3.4    Payment Procedures.
(a)    Prior to the Partnership Merger Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent with respect to the Mergers (the “Paying Agent”). At or prior to the Partnership Merger Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent a cash amount in U.S. dollars that, when taken together with available cash of the Acquired Companies that is deposited with the Paying Agent at the Partnership Merger Effective Time, is sufficient in the aggregate to enable the Paying Agent to make the payments of the applicable Merger Consideration pursuant to Section 3.1(a)(i), Section 3.1(a)(ii), Section 3.2(a)(i) and Section 3.3(a)(i) to holders of Class A Partnership Units, Operations Preferred Shares, Company Common Stock and Company Preferred Stock, as applicable, outstanding immediately prior to the Partnership Merger Effective Time, Operations Merger Effective Time or Company Merger Effective Time, as applicable, less the Partnership Unit Consideration or Common Stock Consideration, as applicable, to be paid in respect of the Company Compensatory Awards, which amounts in respect thereof shall be paid or delivered directly to the Surviving Company in accordance with Section 3.5(f) (the “Exchange Fund”). The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Company.
(b)    Within five Business Days after the Company Merger Effective Time, Parent and the Surviving Entities shall cause the Paying Agent to, in accordance with, and as required by the Paying Agent’s customary procedures:
(i)    mail to each holder of record of Book-Entry Shares, that (1) immediately prior to the Partnership Merger Effective Time, represented outstanding Class A Partnership Units, (2) immediately prior to the Operations Merger Effective Time, represented outstanding Operations Preferred Shares or (3) immediately prior to the Company Merger Effective Time, represented outstanding shares of Company Common Stock or Company Preferred Stock, and which were converted into the right to receive the Partnership Unit Consideration, Operations Preferred Share Consideration, Common Stock Consideration or the Preferred Stock Consideration pursuant to Section 3.1(a)(i), Section 3.1(a)(ii), Section 3.2(a)(i) and Section 3.3(a)(i), as applicable (including, with respect to the Time Vested Restricted Stock, the Performance Stock Units, the Market Cap Restricted Stock Units and Time Vested RSUs, pursuant to the provisions of Section 3.5(a), Section 3.5(b) and Section 3.5(c) respectively), an instruction request letter (which shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree), including instructions for effecting the exchange of Book-Entry Shares for the applicable Merger Consideration; and
(ii)    subject to the requirements of this Section 3.4(b), make, and the Paying Agent shall make, delivery and disbursement of the applicable Merger Consideration out of the Exchange Fund to the holders of such Book-Entry Shares upon surrender to the Paying Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request), in each case, other than the holders of the Company

Compensatory Awards and less any applicable Taxes required to be withheld with respect to such payment as provided in Section 3.6.
(c)    The exchange of Book-Entry Shares representing Class A Partnership Units, Operations Preferred Shares, Company Common Stock or Company Preferred Stock, as applicable, shall be effected in accordance with the Paying Agent’s customary procedures with respect to book-entry securities. The Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Class A Partnership Units, Operations Preferred Shares, Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Partnership, Operations or the Company, as applicable, payment of the applicable Merger Consideration may be made to a Person other than the Person in whose name the Book-Entry Share so surrendered is registered if such Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.4, each Book-Entry Share shall be deemed at any time after the Partnership Merger Effective Time, Operations Merger Effective Time or Company Merger Effective Time, as applicable, to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or shall accrue on any payment to holders of Book-Entry Shares hereunder.
(d)    On or after the first anniversary of the Company Merger Effective Time, the Surviving Company shall be entitled to cause the Paying Agent to deliver to the Surviving Company any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Book-Entry Shares representing Class A Partnership Units, Operations Preferred Shares, Company Common Stock or Company Preferred Stock, as applicable, and thereafter, such holders shall be entitled to look to the Surviving Company with respect to the cash amounts payable upon surrender of their Book-Entry Shares. None of Parent, the Surviving Entities, the Paying Agent or any other Person shall be liable to any holder of Class A Partnership Units, Operations Preferred Shares, Company Common Stock or Company Preferred Stock, as applicable, for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Class A Partnership Units, Operations Preferred Shares, Company Common Stock or Company Preferred Stock, as applicable, immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(e)    As of the Partnership Merger Effective Time, the Operations Merger Effective Time and the Company Merger Effective Time, as applicable, the stock or unit transfer books of the Partnership, Operations and the Company, as applicable, shall be closed, and thereafter, there shall be no further registration of transfers of Partnership Units, Operations Shares or Company Capital Stock. The applicable Merger Consideration paid in accordance with the terms of this Article III upon surrender of Book-Entry Shares representing Class A Partnership Units, Operations Preferred Shares, Company Common Stock and Company Preferred Stock, as applicable, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Shares. From and after the Partnership Merger Effective Time, the holders of Class A Partnership Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such Class A Partnership Units, except as otherwise provided for herein or by applicable Law. From and after the Operations Merger Effective Time, the holders of Operations Preferred Shares outstanding immediately prior to the Operations Merger Effective Time shall cease to have any rights with respect to such Operations Preferred Shares, except as otherwise provided for herein or by applicable Law. From and after the Company Merger Effective Time, the holders of Company Common Stock and Company Preferred Stock, as applicable, outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock, except as otherwise provided for herein or by applicable Law. If, after the Partnership Merger Effective Time, Operations Merger Effective Time or Company Merger Effective Time, as applicable, Book-Entry Shares representing Class A Partnership Units, Operations Preferred Shares, Company Common Stock or Company Preferred Stock, as applicable, are presented to the Paying Agent, Surviving Company or Surviving Partnership for transfer, they shall be cancelled and exchanged as provided in this Agreement.
(f)    After the Closing Date, the Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Company. Any interest and other income resulting from such investments shall be paid to the Surviving Company. Until the termination of the Exchange Fund, to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Company shall promptly replace or restore the cash portion of the Exchange Fund lost through investments or other events so as to ensure that the cash portion of the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments.
Section 3.5    Company Compensatory Awards.
(a)    Immediately prior to the Company Merger Effective Time, each outstanding Time Vested Restricted Stock shall, automatically and without any action required on the part of the holder thereof, become fully vested and all restrictions and reacquisition rights thereon shall lapse, and thereafter all shares of Company Common Stock represented thereby shall be considered outstanding for all purposes under this Agreement and shall only have the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to the Common Stock Consideration (less applicable Taxes required to be withheld with respect to such vesting or payment as provided in Section 3.6).
(b)    Immediately prior to the Company Merger Effective Time, each outstanding Performance Stock Unit which remains subject to vesting based all or in part on future achievement of performance goals, shall become earned and vested with respect to that number of shares of Company Common Stock subject to such Performance Stock Unit in accordance with the terms of such Performance Stock Unit (but without applying any pro-ration for the number of days of employment during the shortened Performance Period ending on Closing Date) based on the achievement of the applicable performance goals set forth in the award agreement governing such Performance Stock Unit (as determined by the compensation committee of the Board) as measured from the beginning of the applicable performance period through the Closing Date (or the latest practicable date prior thereto that performance can be assessed) (each such earned Performance Stock Unit, and each other outstanding Performance Stock Unit for which the applicable performance period completed prior to the Closing Date but which remains subject to service vesting conditions, an “Earned PSU”). At the Company Merger Effective Time, each Earned PSU shall be canceled in exchange for the right to receive an amount in cash (without interest, and less any applicable income and employment withholding Taxes) equal to the Common Stock Consideration for each Earned PSU. For the avoidance of doubt, each Performance Stock Unit that does not become an Earned PSU in accordance with this Section 3.5(b) shall terminate without consideration immediately prior to the Company Merger Effective Time.
(c)    Each Market Cap Restricted Stock Unit issued and outstanding as of immediately prior to the Company Merger Effective Time that is an Earned RSU and each Time Vested RSU (whether vested or unvested) issued and outstanding as of immediately prior to the

Company Merger Effective Time shall be canceled in exchange for the right to receive an amount in cash (without interest, and less any applicable income and employment withholding Taxes) equal to the Common Stock Consideration for each Earned RSU or Time Vested RSU (as applicable). Any issued and outstanding Market Cap Restricted Stock Unit that is not an Earned RSU as of immediately prior to the Company Merger Effective Time shall terminate without consideration immediately prior to the Company Merger Effective Time.
(d)    At or prior to the Company Merger Effective Time, the Company Board (or any committee thereof) shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.5.
(e)    As of the Company Merger Effective Time, the Long-Term Incentive Plan and the equity compensation plan under the Partnership Agreement shall terminate, and the Company shall ensure that following the Company Merger Effective Time, no participant in the Long-Term Incentive Plan, the equity compensation plan under the Partnership Agreement or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Company or any Subsidiary thereof.
(f)    At the Company Merger Effective Time, Parent shall deposit with the Surviving Company cash in the amount necessary, together with the other funds of the Surviving Company, to make the payments required under this Section 3.5, including all accrued and unpaid cash dividends on Company Compensatory Awards, as applicable, and Parent shall cause the Surviving Company to make the payments required under this Section 3.5 through the Surviving Company’s payroll as promptly as practicable, but in no event later than five Business Days after the Company Merger Effective Time, or at such later time as necessary to avoid a violation and/or adverse Tax consequences under Section 409A of the Code. For the avoidance doubt, Parent’s obligation to deposit cash shall include amounts sufficient to satisfy the Company’s obligation to withhold from, and pay over to applicable taxing authorities, amounts with respect to the payments required under this Section 3.5.
Section 3.6    Withholding Rights. Each of the Company Parties, any Parent Party, the Surviving Entities, the Paying Agent (and any Affiliates or designees of the foregoing) and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the applicable Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.7    Dissenters Rights. No dissenters’ or appraisal rights or rights of an objecting stockholder pursuant to the MGCL shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.
Section 3.8    General Effects of the Mergers.
(a)    At the Company Merger Effective Time, the effect of the Company Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Company.

(b)    At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DLLCA and the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Partnership and Merger Sub II shall vest in the Surviving Partnership, and all debts, liabilities and duties of the Partnership and Merger Sub II shall become the debts, liabilities and duties of the Surviving Partnership.
(c)    At the Operations Merger Effective Time, the effect of the Operations Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Operations Merger Effective Time, all of the property, rights, privileges, powers and franchises of Operations and Merger Sub III shall vest in the Surviving Operations Entity, and all debts, liabilities and duties of Operations and Merger Sub III shall become the debts, liabilities and duties of the Surviving Operations Entity.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
Except (a) as set forth in the disclosure letter prepared by the Company and delivered to the Parent Parties at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company Parties made herein), or (b) as disclosed in the Company SEC Documents publicly filed with, or furnished to the SEC since January 1, 2019 and prior to the date of this Agreement and available on the SEC’s Electronic Data Gathering and Retrieval System (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent on its face, the Company Parties hereby jointly and severally represent and warrant to the Parent Parties that:
Section 4.1    Organization and Qualification; Subsidiaries.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c)    Schedule 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which the Company and each Subsidiary of the Company are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by the Company in each Subsidiary of the Company, including a list of (i) each Subsidiary of the Company that is a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each, a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”), (ii) each Subsidiary of the Company that is an entity taxable as a corporation which is neither a REIT, a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary and (iii) each Subsidiary of the Company in which a Person other than the Company or a Wholly Owned Company Subsidiary holds an equity interest as of the date hereof (the “Majority Equity Joint Ventures”), together with the percentage equity interest in each Majority Equity Joint Venture held by such other Persons.
(d)    None of the Acquired Companies, directly or indirectly, owns any equity interest or investment (whether equity or debt) in any Person (other than in (i) the Subsidiaries of the Company, (ii) investments in short-term investment securities, (iii) Mezzanine Loans originated or acquired in the ordinary course of business and (iv) equity interests in the Persons set forth on Schedule 4.1(d)(iv) of the Company Disclosure Letter (the “Minority Equity Joint Ventures”)).
(e)    The Company has made available to Parent complete and correct copies of the Governing Documents. Each of the Company Parties is in compliance with the terms of its Governing Documents in all material respects. True and complete copies of the Company’s minute book have been made available by the Company to Parent.
Section 4.2    Authority; Approval Required.
(a)    Each of the Company Parties has the requisite corporate or other power to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval in the case of the Company, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by the Company Parties and the consummation by the Company Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate or other action or proceedings on the part of the Company Parties (including the Company in its capacity as the general partner of the Partnership or as a limited partner of the Partnership and the Partnership in its capacity as the sole member of the board of managers or a member of Operations) or any of their Subsidiaries are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject (i) with respect to the Company Merger, to receipt of the Stockholder Approval, the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and the filing of the Company Certificate of

Merger with the DE SOS, (ii) with respect to the Partnership Merger, the filing of the Partnership Certificate of Merger with the DE SOS, and (iii) with respect to the Operations Merger, the filing of the Operations Certificate of Merger with the DE SOS.
(b)    This Agreement has been duly executed and delivered by the Company Parties and, assuming due authorization, execution and delivery by the Parent Parties, constitutes a legally valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c)    The Company Board has duly and unanimously adopted resolutions (i) declaring that the terms of this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interest of the Company and its stockholders, (ii) approving the execution, delivery and performance of this Agreement and, subject to obtaining the Stockholder Approval, the consummation of the transactions contemplated by this Agreement, including the Mergers, (iii) directing that the approval of the Company Merger be submitted to a vote of the holders of Company Common Stock at the Stockholders Meeting, and (iv) except as may be permitted pursuant to Section 7.3, resolving to include in the Proxy Statement the recommendation of the Company Board to holders of Company Common Stock to vote in favor of approval of the Company Merger (such recommendation, the “Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.
(d)    Except as provided in the following two sentences, the Stockholder Approval is the only vote or consent of the holders of any class of securities of the Company Parties or any of their Subsidiaries necessary to approve the Mergers and the other transactions contemplated by this Agreement. Other than the written consent of the Company, as the general partner of the Partnership (which consent has been obtained), no vote or consent of the partners of the Partnership or of the holders of any Partnership Units or Preferred Partnership Units is necessary to approve this Agreement, the Mergers or the other transactions contemplated by this Agreement. Other than the written consent of the Partnership, as the sole member of the board of managers of Operations and the sole holder of Operations Common Shares (which consent has been obtained), no vote or consent of the members of Operations or of the holders of any Operations Shares is necessary to approve this Agreement, the Mergers or the other transactions contemplated by this Agreement.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by the Company Parties do not, and the performance of this Agreement and their obligations hereunder will not (with or without notice or lapse of time, or both), (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the Governing Documents or (B) any equivalent organizational or governing documents of any other Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Acquired Companies or by which any property or asset of the Acquired Companies is bound, or (iii) except as set forth in Schedule 4.3(a)(iii) of the Company Disclosure Letter, require any consent, notice or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligation of any of the Acquired Companies under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, modification, acceleration, vesting or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of payment, purchase, first offer or sale under or result in the creation of a Lien on any property or asset of the Acquired Companies pursuant to, any Contract or Permit to which any of the Acquired Companies is a party (including the Minority Equity Joint Venture Agreements), except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)    The execution and delivery of this Agreement by the Company Parties do not, and the performance of this Agreement by the Company Parties will not (with or without notice or lapse of time, or both), require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority by the Company, except (i) the filing with the SEC of the Proxy Statement and such reports under, and other compliance with, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, the filing of the Company Certificate of Merger with the DE SOS pursuant to the DLLCA, and the filing of the Partnership Certificate of Merger and the Operations Certificate of Merger with the DE SOS pursuant to the DRULPA and DLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) in connection or compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), and (iv) where failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.4    Capital Structure.
(a)    The authorized capital stock of the Company consists of 400,066,666 shares of Company Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Capital Stock”). Of the authorized shares of Company Preferred Stock, 3,050,000 have been designated as Series A Redeemable Preferred Stock, 500,000 have been designated as Series M Redeemable Preferred Stock, 1,000,000 have been designated as Series A1 Redeemable Preferred Stock, and 1,000,000 have been designated as Series M1 Redeemable Preferred Stock. As of the date hereof (except as otherwise specified herein), (i) 53,869,280 shares of Company Common Stock were issued and outstanding (which includes 842,556 shares of unvested Time Vested Restricted Stock), (ii) 1,194,366 shares underlying Performance Stock Units (assuming achievement based on maximum-level performance), 36,173 shares underlying Time Vested RSUs and 12,446 shares underlying Market Cap Restricted Stock Units were issued and outstanding, (iii) as of January 31, 2022, 1,316,422 shares of Series A Redeemable Preferred Stock were issued and outstanding, (iv) as of January 31, 2022, 83,691 shares of Series M Redeemable Preferred Stock were issued and outstanding, (v) as of January 31, 2022, 246,211 shares of Series A1 Redeemable Preferred Stock were issued and outstanding, (vi) as of January 31, 2022, 42,571 shares of Series M1 Redeemable Preferred Stock were issued and outstanding, and (vii) as of February 15, 2022, 18,415,280 shares of Company Common Stock were subject to issuance pursuant to 920,764 Company Warrants. All of the outstanding shares of Company Capital Stock are (and when issued upon exercise of the Company Warrants will be) duly authorized, validly issued, fully paid and nonassessable and were not (and when issued upon exercise of the Company Warrants will not be) issued in violation of any preemptive, first refusal, first offer or similar rights. Except as set forth in this Section 4.4(a), there is no other outstanding capital stock or voting securities of the Company. Schedule 4.4(a) of the Company Disclosure Letter sets forth as of the date hereof, for each of the Company Warrants that is outstanding as of the date hereof, the issuance date, the exercise price and the expiration date thereof, and the number of shares of Company Common Stock issuable upon exercise thereof (assuming exercised for cash and not a “net exercise”). As of the date hereof, the Company has not sold any shares of Company Capital Stock on a forward basis or entered into any Contracts relating to a forward equity sale transaction with respect to shares of Company Capital Stock. Since the close of business on (x) January 31, 2022 through the date hereof, the Company has not issued any shares of Series A Redeemable Preferred Stock, Series M Redeemable Preferred Stock, Series A1 Redeemable Preferred Stock or Series M1 Redeemable Preferred Stock (other than the issuance of 1,751 shares of Series M1 Redeemable Preferred Stock on February 10, 2022) and (y) February 15, 2022 through the date hereof, the Company has not issued any Company Warrants.
(b)    Schedule 4.4(b) of the Company Disclosure Letter sets forth for the following information with respect to outstanding Company Compensatory Awards: (i) the name of the holder thereof; (ii) the number of shares of Time Vested Restricted Stock, Performance Stock Units (at maximum levels), Time Vested RSUs and Market Cap Restricted Stock Units; (iii) the date of the issuance thereof; and (iv) the vesting schedule therefor (including whether the vesting is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events).
(c)    The Company is the sole general partner of the Partnership. As of the date hereof, the Company held (i) 36,666 GP Units of the Partnership, (ii) 53,810,334 Class A Partnership Units, (iii) 1,321,270 Series A Preferred Partnership Units, (iv) 83,751 Series M Preferred Partnership Units, (v) 246,211 Series A1 Preferred Partnership Units, and (vi) 41,346 Series M1 Preferred Partnership Units. In addition to the Partnership Units held by the Company, as of the date hereof, (i) 467,662.10 Class A Partnership Units were issued and outstanding and held by Persons other than the Company, and each such Class A Partnership Unit is redeemable in accordance with the Partnership Agreement in exchange for one share of Company Common Stock or cash, at the Company’s election, (ii) 58,466 Class B Partnership Units were issued and outstanding and held by Persons other than the Company, and (iii) no Partnership Units are held by any Subsidiary of the Company. Schedule 4.4(c) of the Company Disclosure Letter sets forth a list as of the date hereof of all holders of the Partnership Units (other than the Company) and the number and type of Partnership Units held by each such holder. Other than the foregoing, as of the date hereof, no other Partnership Interests (as defined in the Partnership Agreement) or other equity interests in the Partnership are issued and outstanding. The Partnership Units and the Preferred Partnership Units that are owned by the Company and any Subsidiary of the Company are free and clear of any Liens, other than any transfer and other restrictions under the Partnership Agreement. There are no Exchange Rights Agreements (as defined in the Partnership Agreement) in effect.
(d)    The Partnership is the sole member of the board of managers of Operations. As of the date hereof, the Partnership held (i) all of the Operations Common Shares issued and outstanding as of the date hereof, and (ii) 500 of the Operations Preferred Shares issued and outstanding as of the date hereof. In addition to the Operations Preferred Shares held by the Partnership, as of the date hereof, (i) 125 Operations Preferred Shares were issued and outstanding and held by Persons other than the Partnership, and (ii) no Operations Shares are held by any Subsidiary of the Company (other than the Partnership). Schedule 4.4(d) of the Company Disclosure Letter sets forth a list as of the date hereof of all holders of the Operations Preferred Shares (other than the Partnership) and the number of Operations Preferred Shares held by each such holder. Other than the foregoing, as of the date hereof, no other “Shares” (as defined in the Operations LLC Agreement) or other equity interests in Operations are issued and outstanding. The Operations Shares that are owned by the Company and any Subsidiary of the Company are free and clear of any Liens, other than any transfer and other restrictions under the Operations LLC Agreement.

(e)    All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive, first refusal, first offer or similar rights. All of the outstanding equity interests in each Subsidiary of the Company that is a partnership or limited liability company are duly authorized and validly issued and were not issued in violation of any preemptive, first refusal, first offer or similar rights. All outstanding shares of capital stock of, or equity interests in, any Subsidiary of the Company that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable, as applicable, and will not be issued in violation of any preemptive, first refusal, first offer or similar rights. Except as provided in Section 4.4(c) and Section 4.4(d), and except as set forth in Schedule 4.4(e) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock of, or equity interests in, each Subsidiary of the Company, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights. The Acquired Companies’ equity interests in the Minority Equity Joint Ventures (as set forth on Schedule 4.1(d)(iv) of the Company Disclosure Letter) are held by the applicable Acquired Company free and clear of all Liens, other than Permitted Liens, were duly authorized and validly issued, and are fully paid, nonassessable (as applicable) and free of preemptive rights.
(f)    There are no bonds, debentures, notes or other Indebtedness having voting rights (or convertible into securities having such rights) of the Acquired Companies (“Voting Debt”) issued and outstanding. Except as provided in Section 4.4(a), Section 4.4(c) and Section 4.4(d), and except as set forth in Schedule 4.4(f) of the Company Disclosure Letter, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Acquired Companies is a party or by which any of them is bound obligating any of the Acquired Companies to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of any of the Acquired Companies or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Voting Debt or other equity interests.
(g)    None of the Acquired Companies is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock or other equity interests of any of the Acquired Companies or that restricts the transfer of the capital stock or other equity interests of any of the Acquired Companies. Except as set forth at Schedule 4.4(g) of the Company Disclosure Letter, none of the Acquired Companies has granted any registration rights on the capital stock or other equity interests of any of the Acquired Companies. No Company Capital Stock is owned by any Subsidiary of the Company.
(h)    The Company does not have a “poison pill” or similar stockholder rights plan.
(i)    All dividends or other distributions on the Company Capital Stock, Partnership Units and Operations Preferred Shares, and any dividends or other distributions on any securities of any Subsidiary of the Company, which have been authorized or declared prior to the date hereof, have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(j)    The Company has not exempted any Person from, or increased, the “Aggregate Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Charter.
(k)    As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Acquired Companies in excess of $5,000,000 in principal amount in the aggregate, other than Indebtedness identified in Schedule 4.4(k) of the Company Disclosure Letter.
Section 4.5    SEC Documents; Financial Statements; Internal Controls; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.
(a)    The Company has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by the Company under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since January 1, 2019 (the forms, documents, statements and reports filed or furnished with the SEC on or after January 1, 2019 and those filed or furnished with the SEC since the date of this Agreement, if any, including any amendments, supplements or modifications thereto, the “Company SEC Documents”). As of their respective filing or furnishing dates (or the date of their most recent amendment, supplement or modification), the Company SEC Documents (i) complied in all material respects with the applicable requirements of (A) the applicable listing and corporate governance rules and regulations of the NYSE and (B) the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 4.5(a) of the Company Disclosure Letter, none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review and the Company does not have any unresolved comments from the SEC with respect to any Company SEC Documents. None of the Subsidiaries of the Company is currently subject to the periodic reporting requirements of the Exchange Act.
(b)    The Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on one hand, and the Company, on the other hand, since January 1, 2019.
(c)    The consolidated audited and unaudited financial statements of the Company and the consolidated Subsidiaries of the Company included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Company SEC Documents), (i) complied, as of their respective dates, in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act), and (iii) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole) the consolidated financial position of the Company and the consolidated Subsidiaries of the Company, taken as a whole, as of their respective dates and the consolidated results of operations of the Company and the consolidated Subsidiaries of the Company for the periods presented therein.
(d)    The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the consolidated Subsidiaries of the Company. Since January 1, 2019, none of the Company, the Company’s auditors, the Company Board or the audit committee of the Company Board has received any written notification of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting of the Company or (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(e)    None of the Acquired Companies is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any securitization transaction or “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K of the SEC), where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in the Company’s audited financial statements or other Company SEC Documents.
(f)    Neither the Company nor any Subsidiary of the Company is required to be registered as an investment company under the Investment Company Act.
(g)    Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
(h)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Acquired Companies nor, to the Knowledge of the Company, any director, officer or employee of the Acquired Companies, in their capacity as such, has (i) knowingly used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government official or employee or any other Person or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, or any other Person, in each case, in violation of any applicable Anti-Corruption Law.
Section 4.6    Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, (a) the Acquired Companies have conducted their respective business in all material respects in the ordinary course of business, (b) there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect, and (c) except for regular monthly, quarterly or half-yearly cash dividends or other distributions on the Company Capital Stock, the GP Units, the Class A Partnership Units, the Preferred Partnership Units, and the Operations Preferred Shares, as the case may be, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock, the Partnership Units, the GP Units, the Preferred Partnership Units, or the Operations Shares.
Section 4.7    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the financial statements as of September 30, 2021 (including any related notes) contained in the Company SEC Documents, (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice in all material respects since September 30, 2021, none of the Acquired Companies has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
Section 4.8    Permits; Compliance with Law.
(a)    Each of the Acquired Companies is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances (collectively, “Permits”) of any Governmental Authority necessary for such Acquired Company to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No event has occurred with respect to any of the Permits which permits, or after notice or lapse of time or both would permit, the suspension, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Permits. To the Knowledge of the Company, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of the Acquired Companies that impairs or threatens to impair the validity of any Permit or which would reasonably be expected, if accepted or granted, to result in the suspension or revocation of any Permit, except where the impairment, suspension or revocation of any such Permit, individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)    None of the Acquired Companies is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to any of the Acquired Companies or by which any property or asset of any of the Acquired Companies is bound, or (ii) any Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2019, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or alleged failure of any of the Acquired Companies to comply with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.9    Litigation. There is no material Action or investigation to which any of the Acquired Companies is a party (either as plaintiff or defendant), or against any properties or assets of the Acquired Companies or any director or officer of the Acquired Companies, pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority, and, to the Knowledge of the Company, there is no basis for any such Action or investigation. None of the Acquired Companies has been permanently or temporarily enjoined by, or is otherwise subject to, any Order, judgment or decree of any Governmental Authority that limits any Acquired Company from engaging in or continuing to conduct the business of the Acquired Companies. No Order of any Governmental Authority has been issued in any Action to which any of the Acquired Companies is or was a party, or, to the Knowledge of the Company, in any other Action, and none of the Acquired Companies is otherwise subject to any Order, that enjoins or requires any of the Acquired Companies to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2020, none of the Acquired Companies or any of their respective Representatives has received or made any settlement offer for any Action to which any of the Acquired Companies is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that involves only the payment of money that does not exceed $1,000,000 individually or in the aggregate with respect to Actions involving similar facts or circumstances. As of immediately prior to the date of this Agreement, there is no Action to which any of the Acquired Companies is a party pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.
Section 4.10    Properties.
(a)    Schedule 4.10(a) of the Company Disclosure Letter lists the common street address of each Owned Company Property, sets forth the applicable Acquired Company owning such property and sets forth the primary use of such Owned Company Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies own fee simple title to each Owned Company Property, free and clear of Liens, except for Permitted Liens.
(b)    Schedule 4.10(b) of the Company Disclosure Letter lists the common street address of each Leased Company Property, sets forth the applicable Acquired Company leasing or subleasing such real property and each lease or sublease of such real property, including each amendment, guaranty or any other agreement relating thereto (the “Company Leases”). The Acquired Companies own a valid leasehold interest in each Leased Company Property, free and clear of Liens, except for Permitted Liens. True and complete copies of the Companies Leases have been made available to Parent.
(c)    Schedule 4.10(c) of the Company Disclosure Letter lists all of the leases, amendments, guaranties or other agreements related to the Ground Lease (the “Ground Lease Documents”). The Ground Leased Company Property is the only real property in which the Acquired Companies hold as lessee, a ground lease interest in any real property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the applicable Acquired Company holds a valid leasehold interest in the Ground Leased Company Property and either (i) good and valid fee simple title to all buildings, structures and other improvements and fixtures located on or under such real property or (ii) valid leasehold interest to all buildings, structures and other improvements and fixtures located on or under such real property, in each case, free and clear of all Liens (other than Permitted Liens). True and complete copies of the Ground Lease Documents have been made available to Parent.
(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date hereof (i) none of the Acquired Companies has received written notice of any violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Authority that has not been resolved and (ii) none of the Acquired Companies has received notice to the effect that there are (A) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Properties, (B) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas or (C) any defaults under any Contract evidencing any Lien or other Contract affecting any of the Company Properties.
(e)    The Acquired Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies’ ownership of any such personal property is not subject to any Liens, other than Permitted Liens.
(f)    A policy of title insurance has been issued for each Owned Company Property insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by the applicable Acquired Company, and (ii) to the Knowledge of the Company, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.
(g)    Schedule 4.10(g) of the Company Disclosure Letter lists each fee interest in real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned, or otherwise disposed of by the Acquired Companies (a “Prior Sale Contract”) since January 1, 2019, except for easements or similar interests. Other than as set forth in Schedule 4.10(g) of the Company Disclosure Letter, to the Knowledge of the Company as of the date hereof, none of the Acquired Companies has received any written notice of any outstanding claims under any Prior Sale Contract and no event or circumstance has occurred under any Prior Sale Contract that, with the passage of time or receipt of notice would reasonably be expected to result in liability to any Acquired Company in an amount, in the aggregate, in excess of $1,500,000.
(h)    Schedule 4.10(h) of the Company Disclosure Letter lists each multi-family residential real estate lease, sublease or other right of occupancy to which an Acquired Company is a party as landlord (collectively, the “MF Leases”) with respect to each of the applicable Company Properties set forth on Schedule 4.10(a) identified as a “Multifamily Property” (each, a “MF Property”) and the unit number, unit type, size of unit, base rent, deposit, move-in date, lease expiration date and outstanding balance (such information in Schedule 4.10(h) of the Company Disclosure Letter, the “MF Rent Roll”), which MF Rent Roll is accurate as of the applicable date stated therein except such discrepancies as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and such MF Rent Roll is the rent roll used by the Acquired Companies in the ordinary course of its business. True and complete copies in all material respects of the MF Rent Roll have been made available to Parent.
(i)    Except as set forth on the title commitments with respect to each MF Property made available to Parent prior to the date hereof, no MF Property is subject to any low or moderate income tenant requirements or any other income-based restrictions or requirements (collectively, the “Income Restrictions”) and to the Knowledge of the Company, no Acquired Company has received a written notice of any monetary default or material non-monetary default that has not been cured under any Contract evidencing such Income Restrictions, and, to the Knowledge of the Company, neither the Acquired Companies nor any of the counterparties to such Contracts are currently in monetary or material non-monetary default under such Contracts.
(j)    Except for such discrepancies, errors or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the rent rolls set forth in Schedule 4.10(j) of the Company Disclosure Letter (the “NM

and Office Rent Rolls”), with respect to each of the applicable Company Properties set forth on Schedule 4.10(a) identified as a “New Market Property” (a “New Market Property”) or “Office Property” (an “Office Property”), list each lease or sublease, master space agreement or co-location agreement, other than the MF Leases, to which the Company, its Subsidiaries or the Minority Equity Joint Venture or any of its Subsidiaries, in whole or in part, are party as landlord or sublandlord with respect to each of the applicable Company Properties or Minority JV Real Property, as applicable (such leases and subleases, master space agreements and co-location agreements, together with all amendments, modifications, addenda, renewals, extensions and guarantees related thereto, the “Company Commercial Space Leases”). To the Knowledge of the Company, the Company has made available to Parent correct and complete copies of all Material Commercial Space Leases as of the date hereof. Except as set forth in Schedule 4.10(j) of the Company Disclosure Letter, neither the Company nor any Company Subsidiaries, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in default under any Material Commercial Space Lease, except for defaults that are disclosed in the NM and Office Rent Rolls or that do not have or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(k)    The operating budget set forth in Schedule 4.10(k)(i) of the Company Disclosure Letter (the “Operating Budget”) discloses, as of the date hereof, the budgeted operating expenses of the Company and the Company Subsidiaries for the New Market Properties and Office Properties through December 31, 2022 (the “Operating Expenses”). The capital expenditure budget in Schedule 4.10(k)(ii) of the Company Disclosure Letter (the “Capital Expenditure Budget”) discloses, as of the date hereof, the budgeted amount of all allowances (including tenant allowances, and leasing commissions), expenditures and fundings, budgeted to be funded on a month-by-month basis by or on behalf of the Company or any Company Subsidiary with respect to the New Market Properties and the Office Properties, including in connection with renovations, construction projects, restorations, developments and redevelopments and any projects that are in pre-development, in each case with respect to each project or line item in excess of $275,000. Schedule 4.10(k)(iii) of the Company Disclosure Letter sets forth, with respect to each project, the amount of brokerage commissions or fees in excess of $275,000 that are now due or which would reasonably be expected to become due from the Company or any Company Subsidiary with respect to any individual Material Commercial Space Lease as of the date hereof. Except as set forth in Schedule 4.10(k)(iv) or has not had, or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (A) there are no pending common area maintenance (CAM), percentage rent or similar audits by any third party of which the Company has knowledge or has received written notice, (B) there are no pending claims regarding violation of co-tenancy clauses in any Company Commercial Space Leases of which the Company has knowledge or has received written notice, (C) there are no pending real property tax protests or litigation, proceeding, investigation, complaint or action regarding any Company Properties or Company Commercial Space Leases of which the Company has knowledge or has received written notice, and (D) to the Knowledge of the Company, no tenants under Company Commercial Space Leases have “gone dark” or given written notice of its intention to “go dark” or filed for bankruptcy.
(l)    Schedule 4.10(l) of the Company Disclosure Letter sets forth a correct and complete list of (A) the indebtedness pursuant to which Company or any Subsidiary of Company is the lender as of the date hereof (the “Mezzanine Loans”), (B) the documents and instruments evidencing and securing the Mezzanine Loans and any related intercreditor or similar agreements with respect thereto (the “Mezzanine Loan Documents”), (C) the common street address for each real property securing the Mezzanine Loans and (D) as of the date set forth therein, the outstanding principal and current interest with respect to the Mezzanine Loans.
(m)    Schedule 4.10(m) the Company Disclosure Letter sets forth the common street address for all real property owned or ground leased by (A) the Majority Equity Joint

Ventures and (B) the Minority Equity Joint Ventures or any of its Subsidiaries in whole or in part (the property described in this clause (B), the “Minority JV Real Property”), and setting forth the Joint Venture Agreements pertaining thereto. Except for any Indebtedness specifically referenced in the Joint Venture Agreements as set forth on Schedule 4.10(m)(B) of the Company Disclosure Letter (the “JV Loans”), as of the date hereof, neither the Company nor any Subsidiary of the Company has approved or otherwise consented to the incurrence of Indebtedness by any Joint Venture or its Subsidiaries in excess of $1,000,000 other than trade payables in the ordinary course of business. To the Knowledge of the Company, true, correct and complete copies of the documents evidencing and securing the JV Loans have been provided to Parent. To the Knowledge of the Company, the borrower under the JV Loans has not received or delivered any written notice of default with respect to the JV Loans.
(n)    As of the date hereof, (i) neither the Company nor any Subsidiary of Company has exercised any Transfer Right with respect to real property or one or more Persons for aggregate consideration in excess of $1,500,000, which transaction has not yet been consummated and (ii) no third party has exercised in writing any Transfer Right with respect to any Subsidiary of the Company or Owned Company Property, Participation Agreement or Mezzanine Loan Document, which transaction has not yet been consummated.
Section 4.11    Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of the Company, is threatened relating to any of the Acquired Companies or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the Acquired Companies and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the Acquired Companies is in possession of all Environmental Permits necessary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, and there are no facts, events or circumstances that would reasonably be expected to result in the revocation, suspension, termination, non-issuance, non-renewal or adverse modification of any such Environmental Permits; (iv) any and all Hazardous Substances disposed of by any of the Acquired Companies was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) except as set forth on Schedule 4.11(v) of the Company Disclosure Letter, Hazardous Substances are not present at any properties of the Acquired Companies or at any other location for which any Acquired Company may be liable which would require investigation or remediation by any Acquired Company pursuant to, or that may otherwise result in liability to any Acquired Company under, Environmental Law; (vi) the Acquired Companies and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; (vii) no Acquired Company has agreed to assume or retain any liability of any other Person under Environmental Law or relating to Hazardous Substances; and (viii) there are no liabilities or obligations (and no asserted liability or obligations) of the Acquired Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation. The Company has made available to Parent all reports of any environmental site assessments, investigations, remediations, environmental or health and safety compliance audits, or other similar documents, in each case containing information that would reasonably be expected to be material to the Acquired Companies, taken as a whole, to the extent within the possession of any Acquired Company.
Section 4.12    Material Contracts.
(a)    All Contracts, including amendments thereto, required to be filed with the SEC as an exhibit to any Company SEC Documents filed on or after January 1, 2020 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts, to the extent publicly available, shall be deemed to have been made available to Parent.
(b)    In addition to the Contracts described in Section 4.12(a), the Company has made available to Parent a true, correct and complete copy of each Contract (other than a Company Benefit Plan) in effect as of the date hereof to which any of the Acquired Companies is a party or by which any of its properties or assets are bound that:
(i)    is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(ii)    is required to be described pursuant to Item 404 of Regulation S-K promulgated under the Securities Act or is otherwise a Company Related-Party Agreement;
(iii)    contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Acquired Companies or their Affiliates, or that otherwise restricts the lines of business conducted by the Acquired Companies or their Affiliates or the geographic area in which the Acquired Companies or their Affiliates may conduct business, in each case, including upon consummation of the transactions contemplated by this Agreement;
(iv)    constitutes an Indebtedness obligation of the Acquired Companies with a principal amount as of the date hereof greater than $5,000,000 or relating to any interest rate caps, interest rate collars or hedging (including interest rates, currency, commodities or derivatives);
(v)    requires the Acquired Companies to make any investment (in the form of a loan, capital contribution, preferred equity investment or preferred equity investment or similar transaction) in, or purchase or sell, as applicable, equity interests of, any Person or assets, including through a pending purchase or sale of assets, merger, consolidation or similar business combination transaction, that (together with all of the interests, assets and properties subject to such requirement in such Contract) have a fair market value or purchase price in excess of $1,500,000;
(vi)    (A) evidences a loan to any Person (other than a Wholly Owned Company Subsidiary) by any of the Acquired Companies in an amount in excess of $1,000,000, including Mezzanine Loan Documents or (B) governs the Company Warrants;
(vii)    relates to any joint venture, partnership, limited liability company or strategic alliance of any of the Acquired Companies with a third party;
(viii)    provides for a right of any Person (other than the Acquired Companies) to receive fees or receive a profits interest in, invest, join or partner in (whether characterized as a contingent fee, profits interest, equity interest or otherwise), or have the right

(a “Participation Interest”) to any of the foregoing in any proposed or anticipated investment opportunity, joint venture or partnership with respect to any current or future real property in which Acquired Company has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Person (such Contracts, collectively, the “Participation Agreements”);
(ix)    contains covenants expressly limiting, in any material respect, the ability of the Acquired Companies to sell, transfer, pledge or otherwise dispose of any material assets or business of the Acquired Companies;
(x)    relates to the settlement (or proposed settlement) of any pending or threatened Action, in writing, other than any settlement that is fully covered by insurance or indemnification (which is reasonably expected to be received), or provides solely for the payment in cash of less than $1,000,000;
(xi)    is (A) the Ground Lease, (B) a Material Commercial Space Lease or (C) a Company Lease;
(xii)    expressly obligates the Acquired Companies to conduct business with any third party on a preferential or exclusive basis or that contain most favored nation provisions;
(xiii)    grants any buy/sell, put option, call option, redemption right, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which any Acquired Company could or could be required to purchase or sell the applicable equity interests of any Person or any real property or any other material assets, rights or properties of the Acquired Companies, any Minority Equity Joint Ventures or borrowers under the Mezzanine Loans (any of the foregoing, a “Transfer Right”);
(xiv)    provides for the acquisition, disposition, assignment, transfer or ground leasing (whether by merger, purchase or sale of assets or stock or otherwise) of any real property (including any Company Property or Minority JV Real Property to the extent such Contract was executed on or after January 1, 2019), which Contract is pending or has outstanding obligations as of the date of this Agreement that are reasonably likely to be in excess of $3,000,000;
(xv)    (A) is a Management Agreement or (B) pursuant to which any Acquired Company manages, is a development manager of, or the leasing agent of, any real properties of any third party; or
(xvi)    except to the extent such Contract is described in the clauses above or is a Company Benefit Plan, calls for (i) aggregate payments by, or other consideration from, any of the Acquired Companies of more than $5,000,000 over the remaining term of such Contract or (ii) annual aggregate payments by, or other consideration from, any of the Acquired Companies of more than $2,500,000.
(c)    Each Contract in any of the categories set forth in Section 4.12(a), (b) and (e) to which any of the Acquired Companies is a party or by which it is bound as of the date hereof is referred to herein as a “Material Contract”, and as set forth on Schedule 4.12 of the Company Disclosure Letter.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is legal, valid, binding and enforceable on the each Acquired Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). None of the Acquired Companies nor, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Material Contract, and no event or condition has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Acquired Companies has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Material Contract to terminate for default, convenience or otherwise any Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)    Schedule 4.12(e) of the Company Disclosure Letter lists each management agreement pursuant to which any Person manages or operates any of the Company Properties or Minority JV Real Property (or provides development, construction or similar services) on behalf of any Acquired Company or Minority Equity Joint Venture, and describes the property that is subject to such management agreement, the applicable Acquired Company or Minority Equity Joint Venture that is a party, the date of such management agreement and each amendment, guaranty or other agreement binding on the applicable Acquired Company or Minority Equity Joint Venture and relating thereto (collectively, the “Management Agreements”). The true and complete copies of all Management Agreements as of the date hereof have been made available to Parent. As of the date hereof, each Management Agreement is legal, valid, binding and in full force and effect as against the applicable Acquired Company or Minority Equity Joint Venture and, to the Knowledge of the Company, as against the other party thereto. None of the Acquired Companies or Minority Equity Joint Ventures owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator, except for fees or damages that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.13    Taxes.
(a)    Each Acquired Company has timely filed with the appropriate Governmental Authority all income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each Acquired Company has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all income and other material Taxes required to be paid by it, whether or not shown on any Tax Return. To the Knowledge of the Company, no written claim has been proposed by any Governmental Authority in any jurisdiction where the Acquired Companies do not file Tax Returns that any Acquired Company is or may be subject to Tax by such jurisdiction.
(b)    The Company (i) for all taxable years beginning with its initial taxable year ended December 31, 2011, and through December 31, 2021, has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) has operated since December 31, 2021 through the date hereof, and intends to continue to operate until the Closing, in such a manner as to enable the Company to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status as a REIT is pending or, to the Knowledge of the Company, threatened in writing. No Subsidiary of the Company is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a REIT, a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. The Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (including the taxable year that includes and ends on the Closing Date), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) the Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year, and (y) the Company’s net capital gain for such year.
(c)    Operations (i) for all taxable years beginning with its initial taxable year ended December 31, 2020, and through December 31, 2021, has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) has operated since December 31, 2021 through the date hereof, and intends to continue to operate until the Closing, in such a manner as to enable Operations to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in Operations’ failure to qualify as a REIT, and no challenge to Operations’ status as a REIT is pending or, to the Knowledge of the Company, threatened in writing. No Subsidiary of Operations is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Operations’ dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (including the taxable year that includes and ends on the Closing Date), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Operations’ REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year, and (y) Operations’ net capital gain for such year.
(d)    (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of any of the Acquired Companies; (ii) no material deficiency for Taxes of any of the Acquired Companies has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) none of the Acquired Companies has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) none of the Acquired Companies is currently the beneficiary of any extension of time within which to file any income or other material Tax Return, which Tax Return has since not been filed; and (v) none of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(e)    Each Subsidiary of the Company that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary (i) has such classification as set forth on Schedule 4.13(e) of the Company Disclosure Letter and (ii) has been since its formation treated for U.S. federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as so set forth, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(f)    None of the Acquired Companies holds any asset the disposition of which would be subject to Section 1374 of the Code or Treasury Regulation Section 1.337(d)-7 (or similar rules under applicable Laws), nor have they disposed of any such asset during its current taxable year.
(g)    Since the Company’s inception, none of the Acquired Companies has incurred or engaged in any transaction that could reasonably be expected to give rise to (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs), and (iii) any material liability for Tax, other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of the Company, no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon any Acquired Company.
(h)    The Acquired Companies have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3402 and 3406 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(i)    Except as set forth in Schedule 4.13(i) of the Company Disclosure Letter, there are no Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or, to the Knowledge of the Company, threatened to raise, a material claim against any Acquired Company for any breach of any Tax Protection Agreements. As used herein, “Tax Protection Agreements” means any written agreement to which any Acquired Company is a party pursuant to which: (i) any liability to holders of equity interests in a Company Subsidiary Partnership (as defined below) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of equity interests in a Company Subsidiary Partnership, any Acquired Company has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, (D) only dispose of assets in a particular manner, (E) operate (or refrain from operating) in a particular manner, (F) use (or refrain from using) a specified method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties, or (G) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; (iii) equityholders of such Company Subsidiary Partnership have guaranteed, indemnified or assumed debt of such partnership; or (iv) any other agreement that would require the general partner of a partnership to consider separately the Tax liabilities of any limited partner. As used herein, “Company Subsidiary Partnership” means a Subsidiary of the Company that is taxed as a partnership for U.S. federal income tax purposes.
(j)    None of the Acquired Companies is a party to any Tax allocation or sharing agreement or similar arrangement, other than (i) any agreement or arrangement between any of the Acquired Companies, and (ii) provisions in commercial Contracts not primarily relating to Taxes.

(k)    None of the Acquired Companies has an outstanding request for, or received, a written ruling from a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and none of the Acquired Companies is subject to written ruling of a Governmental Authority with respect to any Taxes.
(l)    None of the Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.
(m)    None of the Acquired Companies has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(n)    None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended or purported to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
(o)    Except as set forth in Schedule 4.13(o) of the Company Disclosure Letter, no written power of attorney that has been granted by any Acquired Company (other than to the Company or a Subsidiary of the Company) currently is in force with respect to any matter relating to Taxes.
(p)    There are no Liens for Taxes on any assets of any Acquired Company other than Permitted Liens.
(q)    None of the Acquired Companies has (i) agreed to make any material adjustment under Section 481(a) of the Code, (ii) any knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to any Acquired Company or (iii) any application pending with the IRS or any other Governmental Authority requesting permission for any change in accounting method.
(r)    None of the Acquired Companies has made any election to defer any payroll Taxes or claimed any Tax credit under the COVID-19 Laws.
Section 4.14    Intellectual Property. Except as set forth on Schedule 4.14 of the Company Disclosure Letter, none of the Acquired Companies: (a) owns any registered trademarks, patents copyrights or domain names, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) no Intellectual Property owned by any Acquired Company infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of any Acquired Company, and (iii) the Acquired Companies own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Acquired Companies as it is currently conducted; and (iv) since December 31, 2019, none of the Acquired Companies has received any written or verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section 4.15    Information Privacy and Security. (a) The Company has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of the Acquired Companies, (b) those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and (c) the Acquired Companies are in compliance with such policies and procedures, except, for purposes of subclauses (b) and (c) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company maintains disaster recovery plans, procedures and facilities in place that are intended to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance in all material respects with applicable Laws and customer contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company has not experienced a data security breach, violation, outage, corruption, or unauthorized use of or access to any IT Assets or any Personal Information stored therein or processed thereby, (ii) the Company has taken reasonable actions and measures to protect the confidentiality, integrity and security of its material Personal Information and IT Assets, against any unauthorized use, access, interruption, modification or corruption, and (iii) the IT Assets used by the Acquired Companies are free from material viruses, malware or other corruptants.
Section 4.16    Insurance. Schedule 4.16 of the Company Disclosure Letter sets forth a description of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for the Acquired Companies (the “Insurance Policies”), which Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Acquired Companies. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (i) each Insurance Policy is in full force and effect, (ii) all premiums due and payable under all Insurance Policies have been paid, and (iii) the Acquired Companies have otherwise complied in all material respects with the terms and conditions of all Insurance Policies and all claims, events and occurrences that may be covered under any Insurance Policy have been noticed pursuant to the conditions in such policy. From December 31, 2019 through the date hereof, no written notice of premature cancellation, failure to renew, refusal of coverage, termination or increase in premium has been received by any Acquired Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Company has made available to Parent true and correct copies of all Insurance Policies. No Insurance Policies are written on retrospective, audited or similar premium basis.
Section 4.17    Employee Benefit Plans.
(a)    Schedule 4.17(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan set forth on Schedule 4.17(a) of the Company Disclosure Letter, the Company has provided to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Company Benefit Plan and all amendments thereto, and a written description of any such Company Benefit Plan that is unwritten; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by any of the Acquired Companies from the IRS regarding the tax-qualified status of such Company Benefit Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Authority.
(b)    None of the Acquired Companies maintains, contributes to, or participates in, or otherwise has any obligation or direct or contingent liability in connection with: (i) an “employee pension benefit plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto); (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA);

(iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of the Acquired Companies has withdrawn at any time within the preceding six years from any “multiemployer plan” (as defined in Section 3(37) of ERISA), or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Acquired Companies. No Company Benefit Plan provides for post-retirement or post-termination health, life insurance or other welfare type benefits, except pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or other applicable legal requirements. None of the Acquired Companies has any liability by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.
(c)    Each Company Benefit Plan has been established, funded, administered and maintained in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. With respect to each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, such Company Benefit Plan, and its related trust, has received and is entitled to rely on a determination letter from the IRS that such Company Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter; or if it is a volume submitter, it has a favorable advisory letter) and that its trust is exempt from tax under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that has or would reasonably be expected to adversely affect the qualifications of such Company Benefit Plan. No material audits, investigations, actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or threatened with respect to any Company Benefit Plan.
(d)    Except as set forth in Schedule 4.17(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in any payment (whether of severance pay or otherwise) becoming due, any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment or benefit, constitute a “excess parachute payment” within the meaning of Section 280G of the Code, any increase in payment, or acceleration of the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons). Except as set forth in Schedule 4.17(e) of the Company Disclosure Letter, none of the Acquired Companies is a party to or has any obligation to compensate any Person in connection with the transactions contemplated by this Agreement for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.
(e)    All material required premiums for, contributions to, and payments from, any Company Benefit Plans have been timely made or timely accrued by the Company in the consolidated audited and unaudited financial statements of the Company in accordance with the terms of the applicable Company Benefit Plan and applicable Law.
Section 4.18    Labor Matters.
(a)    Schedule 4.18(a) of the Company Disclosure Letter contains a true, accurate and complete list of all employees of the Acquired Companies, specifying each employee’s name and title. The current year annual base salary or hourly wage of each such employee has been separately provided to Parent, and shall be deemed to be part of Schedule 4.18(a) of the Company Disclosure Letter.

(b)    The employees of the Acquired Companies currently are not represented by a labor union or works council and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies. To the Knowledge of the Company, no strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Acquired Companies is being threatened in writing.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Acquired Companies is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, worker compensation, pay equity and payment of withholding and/or social security taxes and (ii) there are no complaints, charges or claims against the Acquired Companies filed or, to the Knowledge of the Company, threatened in writing to be brought or filed, with or by any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the application for employment, provision of services, employment or termination of employment of any individual by the Acquired Companies.
(d)    All current and former employees of the Company or any Subsidiary of the Company who have been classified as exempt under the Fair Labor Standards Act (the “FLSA”) have been properly classified and treated as such, and all current and former employees of the Company and any Subsidiary of the Company have been properly compensated for all time worked in accordance with the FLSA. All Persons who have provided services to the Company or any Subsidiary of the Company as independent contractors or consultants have been properly classified as independent contractors, rather than employees, for purposes of all applicable Laws and Company Benefit Plans.
(e)    In the two years preceding the date of this Agreement, none of the Acquired Companies has implemented any plant closing, layoff, termination or reduction in hours that (in each case) would trigger the notice requirements or violated the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”).
(f)    The Acquired Companies have complied in all material respects with the Immigration Reform and Control Act of 1986, and all regulations promulgated thereunder (“IRCA”). The Acquired Companies have not employed individuals not authorized to work in the United States. The Acquired Companies have not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.
(g)    In the prior three years, none of the Acquired Companies has been party to a settlement agreement resolving material allegations of sexual harassment by or against any current or former director, officer or employee of the Company or any of its Subsidiaries. In the prior three years, to the Knowledge of the Company, there have not been any material allegations of sexual harassment involving any director, officer or employee of the Company or any of its Subsidiaries.
Section 4.19    Related-Party Transactions. Except as described in Company SEC Documents filed with, or furnished to, the SEC on or after January 1, 2020 and prior to the date hereof, there are no Contracts, arrangements, understandings, transactions or liabilities between any of the Acquired Companies (or binding on any of their respective properties or assets), on the one hand, and (a) any current or former officer or director of the Acquired Companies, (b) any associate (as defined in Rule 12b-1 under the Exchange Act) or Affiliate of any such officer, or director or (c) Preferred Capital Services, LLC, Preferred Shareholder Services, LLC, or their respective Affiliates, on the other hand (other than those exclusively among the Acquired Companies) (collectively, the “Company Related-Party Agreements”).
Section 4.20    Brokers. No broker, investment banker or other Person (other than the Persons listed in Schedule 4.20 of the Company Disclosure Letter, each in a fee amount not to exceed the amount set forth in Schedule 4.20 of the Company Disclosure Letter, pursuant to the terms of the engagement letter between the Company and such Person, true, correct and complete copies of which have been made available to Parent prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.21    Opinion of Financial Advisor. The Company Board has received the oral opinion of Goldman Sachs & Co., financial advisor to the Company (“Goldman Sachs”), which was confirmed in writing as of the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Common Stock Consideration to be paid by Parent to holders of the Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates). The Company will deliver to Parent a complete and correct copy of such opinion promptly after receipt thereof by the Company Board solely for informational purposes.
Section 4.22    Takeover Statutes. Assuming the accuracy of the representations contained in Section 5.11, (a) the Company Board (or a committee thereof) has taken all action necessary to render inapplicable to the Mergers the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, (b) the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Mergers, and (c) no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States applicable to the Company (collectively, “Takeover Statutes”) are applicable to the Mergers and the other transactions contemplated by this Agreement or, to the Knowledge of the Company, the Parent Parties. No dissenters’ rights, appraisal rights, rights of an objecting stockholder or similar rights are available to (i) the holders of Company Common Stock or the Company Preferred Stock with respect to the Company Merger, (ii) the holders of Partnership Units or Preferred Partnership Units with respect to the Partnership Merger or (iii) the holders of Operations Shares with respect to the Operations Merger.
Section 4.23    Information Supplied. The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement to the Proxy Statement, at the time of the Stockholders Meeting or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation in this Section 4.23 is made as to statements made or incorporated by reference based on information supplied by or on behalf of the Parent Parties in writing specifically for inclusion or incorporation by reference therein.
Section 4.24    No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, none of the Company Parties or any other Person on behalf of the Company Parties has made any representation or warranty, expressed or implied, with respect to the Acquired Companies, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Acquired Companies. In particular, without limiting the foregoing disclaimer, none of the Company Parties or any other Person on behalf of the Company Parties makes or has made any representation or warranty to any Parent Party or any of their respective Affiliates or Representatives with respect to the Acquired Companies, except for the representations and warranties made by the Company Parties in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the Parent Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the Company Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Company Parties acknowledge and agree that none of the Parent Parties or any other Person on behalf of a Parent Party has made or is making any representations or warranties relating to the Parent Parties whatsoever, express or implied, beyond those expressly given by the Parent Parties in Article V or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Parent Party furnished or made available to the Company Parties or their Representatives.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
The Parent Parties hereby jointly and severally represent and warrant to the Company Parties as follows:
Section 5.1    Organization and Qualification.
(a)    Each of the Parent Parties is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdictions of its formation or organization, as the case may be, and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of the Parent Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the transactions contemplated hereby.
(b)    All of the issued and outstanding equity interests in Merger Sub I are, and at the Company Merger Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. All of the issued and outstanding equity interests in Merger Sub II are, and immediately prior to the Partnership Merger Effective Time will be, owned by Merger Sub I. All of the issued and outstanding equity interests in Merger Sub III are, and immediately prior to the Partnership Merger Effective Time will be, owned by Merger Sub II. Each of Merger Sub I, Merger Sub II and Merger Sub III was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the transactions contemplated hereby.
Section 5.2    Authority.
(a)    Parent has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered on behalf of the Parent Parties, and assuming due authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b)    Each of Merger Sub I, Merger Sub II and Merger Sub III has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers to which it is a constituent entity. The execution and delivery of this Agreement by Merger Sub I, Merger Sub II and Merger Sub III and the consummation by Merger Sub I, Merger Sub II and Merger Sub III of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on their part, and no other proceedings on the part of Merger Sub I, Merger Sub II or Merger Sub III are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the Company Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and the filing of the Company Certificate of Merger with the DE SOS and (ii) with respect to the Partnership Merger and the Operations Merger, to the filing of the Partnership Certificate of Merger and the Operations Certificate of Merger, respectively, with the DE SOS.
Section 5.3    No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by each of the Parent Parties do not, and the performance of this Agreement and its obligations hereunder will not, (a) conflict with or violate any provision of the governing documents of any Parent Party, or (b) conflict with or violate any Law applicable to any Parent Party. Except as may be required by the Exchange Act, the MGCL, the DLLCA, the DRULPA, any applicable antitrust Laws or the rules of the NYSE, none of the Parent Parties is required to make any filing with or to obtain any consent from any Person at or prior to the Company Merger Effective Time in connection with the execution and delivery of this Agreement by the Parent Parties or the consummation by the Parent Parties of the Mergers, except where the failure to make any such filing or obtain any such consent would not have a Parent Material Adverse Effect. No vote of Parent’s equity holders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.
Section 5.4    Available Funds.
(a)     Parent has received and accepted, and has delivered to the Company, a true, correct and complete fully executed copy of the Equity Commitment Letter from the Sponsor to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being referred to as the “Equity Financing”). The Equity Commitment Letter has

not been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated.
(b)    Parent has fully paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Equity Commitment Letter on or before the date of this Agreement. Assuming the accuracy of the representations and warranties of the Company Parties set forth in this Agreement and the performance in all material respects by the Company Parties of their obligations under this Agreement, at the Closing, the net proceeds contemplated by the Equity Commitment Letter will be sufficient for the Parent Parties and the Surviving Entities to pay all amounts required to be paid in connection with the Mergers and Equity Commitment Letter (including payment of the Merger Consideration, repayment or refinancing of debt of any Acquired Company contemplated by this Agreement, and payment of all other fees and Expenses and obligations required to be paid or satisfied by any Parent Party in connection with the Mergers and the Equity Financing).
(c)    The Equity Commitment Letter is enforceable against Parent and Sponsor in accordance with its terms, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Equity Commitment Letter. Assuming the accuracy of the representations and warranties of the Company Parties set forth in this Agreement and the performance in all material respects by the Company Parties of their obligations under this Agreement, Parent does not have any reason to believe that any of the conditions to the funding of the full amount of the Equity Financing will not be satisfied on a timely basis or that the full amount of the Equity Financing will not be available to the Parent Parties on the Closing Date. The Equity Commitment Letter contains all of the conditions precedent and other conditions and contingencies to the obligations of Sponsor to make the full amount of the Equity Financing available to Parent on the terms therein. There are no side letters or other agreements, arrangements or understandings (written or oral) to which Parent or any of its Affiliates is a party related (directly or indirectly) to the Equity Financing other than as expressly set forth in the Equity Commitment Letter that could affect the conditionality, enforceability, availability, termination or amount of the Equity Financing.
(d)    The obligations of the Parent Parties under this Agreement are not subject to any conditions regarding Parent Parties’, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, any of the Acquired Companies) ability to obtain the Equity Financing or any other financing.
Section 5.5    Solvency. Assuming (a) satisfaction or waiver of the conditions to the Parent Parties’ obligation to consummate the Mergers, and after giving effect to the Mergers, including the Equity Financing, and the payment of the Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement, (c) the accuracy of the representations and warranties of the Company Parties set forth in Article IV hereof, (d) payment of all amounts required to be paid in connection with the consummation of the Mergers, (e) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, and (f) payment of all related fees and Expenses, then, after giving effect to all of the transactions contemplated by this Agreement, including the Equity Financing, each of Parent and the Surviving Entities will be Solvent as of the Company Merger Effective Time and immediately after the consummation of the Mergers. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including the probable amount of contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 5.6    Guarantee. Parent has furnished the Company with a duly executed, accurate and complete copy of the Guarantee. The Guarantee is in full force and effect. The Guarantee is (a) a legal, valid and binding obligation of the Sponsor, and (b) enforceable in accordance with its respective terms against the Sponsor, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). There is no breach or default under the Guarantee by the Sponsor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Sponsor.
Section 5.7    Absence of Certain Agreements. As of the date hereof, none of the Parent Parties nor any of their respective controlled Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any stockholder of the Company would be entitled to receive, in respect of Company Common Stock, consideration of a different amount or nature than the Common Stock Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal, or (b) pursuant to which any stockholder of any Acquired Company has agreed to make an investment in, or contribution to, any of the Parent Parties in connection with the transactions contemplated by this Agreement, in each case that would not terminate and be void concurrently with any termination of this Agreement. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between the Parent Parties, the Sponsor or any of their respective controlled Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement. None of the Parent Parties or the Sponsor (or any of their respective controlled Affiliates) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving any Acquired Company in connection with the Mergers (provided that the foregoing shall not be deemed to prohibit the establishment of customary “tree” arrangements).
Section 5.8    Litigation. As of the date hereof, there is no Action or investigation to which any of the Parent Parties is a party (either as plaintiff or defendant) pending or, to the knowledge of the Parent Parties, threatened before any Governmental Authority, and, to the knowledge of the Parent Parties, there is no basis for any such Action or investigation, in each case, that is expected to have a Parent Material Adverse Effect. As of the date hereof, none of the

Parent Parties has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of such Parent Party that is expected by Parent to have a Parent Material Adverse Effect.
Section 5.9    Compliance. Each of the Parent Parties is in, and since December 31, 2019 has been in, compliance with all Laws applicable to its businesses, except where the failure to comply with such Laws has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Parties has, during the past five years: (a) received any written notice from any Governmental Authority regarding any material violation by the Parent Parties of any Law; or (b) provided any written notice to any Governmental Authority regarding any material violation by any of the Parent Parties of any Law, which notice in either case of clauses (a) and (b) remains outstanding or unresolved as of the date hereof, except for such notices that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.10    Brokers. No broker, investment banker or other Person that has been retained by or is authorized to act on behalf of the Parent Parties is entitled to any broker’s, finder’s or other similar fee or commission payable by the Company or any of its Affiliates or any of their respective stockholders in connection with the Mergers and the other transactions contemplated by this Agreement.
Section 5.11    Takeover Statutes. None of the Parent Parties or, to the knowledge of the Parent Parties, any of their respective Affiliates, beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Company Capital Stock or any securities that are convertible into or exchangeable or exercisable for Company Capital Stock, or holds any rights to acquire or vote any Company Capital Stock, other than pursuant to this Agreement. None of the Parent Parties or any of their Subsidiaries or the “Affiliates” or, to the knowledge of the Parent Parties, the “associates” of any such person, within the past five years, has been an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.
Section 5.12    Information Supplied. None of the information supplied or to be supplied in writing on or behalf of the Parent Parties or any of their respective Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement to the Proxy Statement, at the time of the Stockholders Meeting or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 5.13    No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V or any document, agreement, certificate or other instrument contemplated hereby, none of the Parent Parties or any other Person on behalf of a Parent Party has made any representation or warranty, expressed or implied, with respect to the Parent Parties or any of their respective Affiliates, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Parent Parties or any of their respective Affiliates. In particular, without limiting the foregoing disclaimer, none of the Parent Parties or any other Person on behalf of a Parent Party makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to the Parent Parties, except for the representations and warranties made by the Parent Parties in this Article V or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the Company or any of its

Affiliates or Representatives in the course of their due diligence of the Parent Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Parent Parties acknowledge and agree that none of the Company Parties or any other Person on behalf of the Company Parties has made or is making any representations or warranties relating to the Acquired Companies whatsoever, express or implied, beyond those expressly given by the Company Parties in Article IV or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Acquired Company furnished or made available to the Parent Parties or any of their respective Representatives.
ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1    Conduct of Business by the Company Parties.
(a)    Each of the Company Parties covenants and agrees that, between the date of this Agreement and the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) to the extent required by Law, (ii) as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement, or (iv) as set forth in Schedule 6.1 of the Company Disclosure Letter, the Company Parties shall, and shall cause each Subsidiary of the Company Parties to, (A) conduct its business in all material respects in the ordinary course and in a manner consistent with past practices, and (B) use all reasonable efforts to (1) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with tenants and other third parties, (2) retain the services of its current officers at the level of vice president or higher, (3) preserve its assets and properties in good repair and condition (normal wear and tear excepted), and (4) maintain the status of each of the Company and Operations as a REIT.
(b)    Without limiting the foregoing, each of the Company Parties covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or expressly permitted by this Agreement, or as set forth in Schedule 6.1 of the Company Disclosure Letter, the Company Parties shall not, and shall not cause or permit any Subsidiary of the Company Parties to, do any of the following:
(i)    (A) amend or propose to amend the Governing Documents or, other than in the ordinary course of business, such equivalent organizational or governing documents of any Subsidiary of the Company, in each case, whether by merger, consolidation or otherwise, (B) waive the stock “Aggregate Share Ownership Limit” or create (or increase) an “Excepted Holder Limit” (each as defined in the Company Charter) under the Company Charter or enter into any Exchange Rights Agreement (as defined in the Partnership Agreement), (C) amend the Mezzanine Loan Documents or Joint Venture Agreements (or waive any material provision of the Joint Venture Agreements), or (D) consent to the taking of any “major decision” or similar term under the Minority Equity Joint Venture Agreements or take any “major decision” or similar term solely in the control of a Subsidiary of the Company under the Minority Equity Joint Venture Agreements;
(ii)    adjust, split, combine, reclassify, or subdivide any shares of stock or other equity securities or ownership interests of any Acquired Company (other than any wholly owned Subsidiary of Operations) (or, with respect to a Minority Equity Joint Venture or Subsidiary thereof, consent to any of the foregoing actions or, if solely in the control of any Acquired Company, take any of the foregoing actions);
(iii)    declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to Company Capital Stock or other equity securities or ownership interests in any Acquired Company or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by the Company and the Partnership of regular quarterly dividends or distributions on shares of Company Common Stock, GP Units and Class A Partnership Units for the fiscal quarter ending March 30, 2022 in accordance with past practice; provided, that, the Company shall ensure that (1) the record date with respect to any such quarterly dividend or distribution shall be consistent with historical record dates from fiscal year 2021 or if such date is not a Business Day, the next day that is a Business Day and (2) any such individual quarterly dividend or distributions on shares of Company Common Stock, GP Units and Class A Partnership Units shall not exceed $0.175 per share or unit, (B) the declaration and payment by the Company and the Partnership of regular monthly cash dividends or distributions in accordance with the applicable Governing Documents on shares of Company Preferred Stock and Preferred Partnership Units in accordance with past practice; provided, that, the Company shall ensure that the record date with respect to any such monthly dividend or distribution shall be consistent with historical record dates from fiscal year 2021 or if such date is not a Business Day, the next day that is a Business Day, (C) the declaration and payment by Operations of regular half-yearly cash distributions in accordance with the applicable Governing Documents on the Operations Preferred Shares in accordance with past practice; provided, that, Operations shall ensure that the record date with respect to any such half-yearly distribution shall be consistent with historical record dates from fiscal year 2021 or if such date is not a Business Day, the next day that is a Business Day, (D) the declaration and payment of dividends or other distributions to the Company or any Wholly Owned Company Subsidiary by any Wholly Owned Company Subsidiary, (E) distributions by any Subsidiary of the Company that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Subsidiary, and (F) distributions resulting from the vesting or settlement of Company Compensatory Awards in existence as of the date hereof or issued after the date hereof in accordance with this Agreement; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b), the Company and any Subsidiary of the Company shall be permitted to make distributions in accordance with Section 7.11;
(iv)    redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or any other equity interests of the Company or any Subsidiary of the Company, except (A) for redemptions of Company Preferred Stock in cash to the extent requested by the holder thereof in accordance with the terms of such Company Preferred Stock as set forth in the Company Charter (and any corresponding redemption of Preferred Partnership Units in accordance with the Partnership Agreement), (B) for redemptions of Company Preferred Stock in cash at the election of the Company in accordance with the terms of such Company Preferred Stock as set forth in the Company Charter in the ordinary course of business for an aggregate amount (including any accrued but unpaid dividends) less than $100,000,000 (and any corresponding redemption of Preferred Partnership Units in accordance with the Partnership Agreement) and (C) for shares of Company Capital Stock withheld by, or forfeited to, the Company in connection with the vesting and settlement of taxes for outstanding Company Compensatory Awards in the ordinary course;
(v)    except for transactions among the Company and one or more Wholly Owned Company Subsidiaries or among one or more Wholly Owned Company Subsidiaries, issue, sell, pledge, dispose, permit any Lien (other than Permitted Liens) on or grant any shares of Company Capital Stock or any other equity interests in the Company or the Subsidiaries of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of (or any rights linked to the value of) Company Capital Stock or any other equity interests in the Company or in the Subsidiaries of the Company, or enter into any agreement, arrangement or understanding with respect to the sale, registration or voting of the Company Capital Stock or any other equity interests in the Company or in the Subsidiaries of the Company (including forward equity sales), except for the issuance of (A) Company Common Stock upon the exchange of Class A Partnership Units in accordance with the terms of the Partnership Agreement, and (B) Company Common Stock or Class A Partnership Units pursuant to the exercise, vesting and/or settlement of Company Compensatory Awards or Company Warrants outstanding as of the date hereof as set forth in Section 4.4 in accordance with their terms;
(vi)    except as described in Schedule 6.1(b)(vi) of the Company Disclosure Letter, acquire or agree to acquire (whether by merger, consolidation, acquisition of stock or assets, or otherwise) any assets or interest in any Person, except (A) acquisitions by the Company or any Wholly Owned Company Subsidiary of or from an existing Wholly Owned Company Subsidiary and (B) other acquisitions of personal property and equipment in the ordinary course of business for a purchase price of less than $3,000,000 in the aggregate;
(vii)    except as described in Schedule 6.1(b)(vii) of the Company Disclosure Letter or as permitted by clause (viii) below, sell, mortgage, pledge, lease, license, assign, transfer, abandon, dispose of or permit any material Lien on, or effect a deed in lieu of foreclosure with respect to, any real property or any other material property, material rights or material assets (including interests in any Mezzanine Loans or Joint Ventures) of any Acquired Company, any Minority Equity Joint Venture or any Subsidiary of a Minority Equity Joint Venture, except pursuant to residential leases for multifamily units, Company Commercial Space Leases (other than Material Company Commercial Space Leases) or Permitted Liens, in each case, in the ordinary course of business;
(viii)    except as described in Schedule 6.1(b)(viii) of the Company Disclosure Letter, incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of the Acquired Companies, except (A) Indebtedness incurred under the Company’s existing Debt Facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)) that does not, in the aggregate, exceed $40,000,000; (B) repayments under the existing Debt Facilities in the ordinary course of business consistent with past practice (specifically excluding the loans secured directly or indirectly by any Company Property) and (C) mandatory payments under the terms of any Indebtedness in accordance with its terms;
(ix)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than (A) by the Company or a Wholly Owned Company Subsidiary to the Company or a Wholly Owned Company Subsidiary and (B) pursuant to Mezzanine Loans in the ordinary course of business;
(x)    enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any Contract that, if existing as of the date hereof, would be a Material Contract), other than any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action by any Acquired Company; provided, however, that if Parent fails to respond to the Company’s written request for approval of any such action (which response may include a request for additional information) within 48 hours of receipt of any such request made to each of the Persons set forth on Schedule 6.1(b)(x) of the Company Disclosure Letter in the manner set forth in Section 10.2, Parent shall be deemed to have given its written consent to such action;
(xi)    except as set forth in Schedule 6.1(b)(xi) of the Company Disclosure Letter, make any payment, direct or indirect, of any liability of any Acquired Company before the same comes due in accordance with its terms, other than (A) in the ordinary course of business, or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xii)    waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against any Acquired Company or the Surviving Entities, (C) do not provide for any admission of liability by any of the Acquired Companies, and (D) with respect to any Action involving any present, former or purported holder or group of holders of Company Common Stock comply with Section 7.7(c) (excluding in each case any such matter related to Taxes, which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xvi));
(xiii)    except as set forth in Schedule 6.1(b)(xiii) of the Company Disclosure Letter, (A) (1) except where due to cause, terminate any executive officer or (2) hire any executive officer or any employee who is not an executive officer, other than with respect to a non-executive officer employee with a prospective annual base salary of not more than $150,000, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of the Acquired Companies’ directors, officers or employees, except for increases in annual compensation or wage rate in the ordinary course of business or as required under any Company Benefit Plan set forth on Schedule 4.17(a) of the Company Disclosure Letter or as may be required to comply with applicable Law, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement) or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual Employee Benefit Plan renewals or as may be required to comply with applicable Law, (D) grant to any of the Acquired Companies’ directors, officers or employees any new or additional entitlement to severance or termination pay or any other payments or benefits triggered by a change of control or by the transactions contemplated by this Agreement or (E) recognize any union or other labor organization as the representative of any of the employees of any Acquired Company, or enter into collective bargaining agreement with any labor organization;
(xiv)    make any material change to its methods, principles or procedures of accounting in effect as of December 31, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices, in each case, except for such changes that are required by GAAP, the SEC or applicable Law, or as otherwise specifically disclosed in the Company SEC Documents filed prior to the date hereof;
(xv)    enter into any new line of business;
(xvi)    enter into or modify in a manner adverse to any Acquired Company, or take (or fail to take) any action that would violate, be inconsistent with, or give rise to liability with respect to, any Tax Protection Agreement, make, change or rescind any entity classification or other material election relating to Taxes, change a material method of Tax accounting, change any Tax accounting period, file or amend any material Tax Return, settle or compromise any material Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, knowingly surrender any right to claim any material Tax refund, or give or request any waiver or extension of a statute of limitation with respect to any material Tax Return or Tax claim or assessment except, in each case, (A) to the extent required by Law, or (B) to the extent necessary, as reasonably determined after consultation with Parent, (1) to preserve the Company’s or Operations’ qualification as a REIT under the Code, or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xvii)    take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company or Operations to fail to qualify as a REIT or any Subsidiary of the Company to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes, or (B) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xviii)    make or commit to make any capital expenditures other than (A) capital expenditures of up to (1) with respect to each project, 110% of the respective amounts specified for such project in the Capital Expenditure Budget and (2) 105% of the amount specified for all such expenditures in the Capital Expenditure Budget taken as a whole, in each case of subclause (1) and (2), for the specific month reflected in the Capital Expenditure Budget, or (B) for emergency repairs required by Law;
(xix)    adopt a plan of merger or complete or partial liquidation with respect to any Acquired Company or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization (or, with respect to a Minority Equity Joint Venture or Subsidiary thereof, consent to any of the foregoing actions or, if solely in the control of any Acquired Company, take any of the foregoing actions);
(xx)    materially modify or reduce the amount of any insurance coverage provided by the Insurance Policies;
(xxi)    make any material adverse change to their publicly posted privacy policies or the operation or security of their IT Assets, except as required by applicable Law;
(xxii)    (A) initiate or consent to any zoning reclassification of any Company Property, or any change to any approved site plan, special use permit or other land use entitlement affecting any Company Property or (B) amend, modify or terminate, or fail to use commercially reasonable efforts to avoid the lapse of, any Permit of the Company or its Subsidiaries (or, in each case of clauses (A) and (B), with respect to a Minority Equity Joint Venture or Subsidiary thereof or Minority JV Real Property, consent to any of the foregoing actions or, if solely in the control of any Acquired Company, take any of the foregoing actions), in each case of clauses (A) and (B) except as would not reasonably be expected to materially adversely impair the current use, operation or value of the subject Company Property or Minority JV Real Property;
(xxiii)    except as set forth in Schedule 6.1(b)(xxiii) of the Company Disclosure Letter, apply for or receive any relief under the COVID-19 Laws; or
(xxiv)    authorize or enter into any Contract to do any of the foregoing.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company Parties from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board (or any committee thereof), upon advice of counsel to the Company, is reasonably necessary (i) after consultation with Parent, for the Company or Operations to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code or otherwise to qualify or preserve the status of any Subsidiary of the Company for U.S. federal income tax purposes as a partnership, disregarded entity, REIT, Qualified REIT Subsidiary or Taxable REIT Subsidiary for any period or portion thereof ending on or prior to the Closing Date, or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that any of the Acquired Companies be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of the Company as permitted pursuant to Section 6.1(b)(iii) or Section 7.11.
Section 6.2    No Control of Other Parties’ Business. Notwithstanding the foregoing, nothing contained in this Agreement shall give directly or indirectly, the right to control or direct any of the Acquired Companies’ operations prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Acquired Companies’ respective operations.
ARTICLE VII

ADDITIONAL COVENANTS
Section 7.1    Preparation of the Proxy Statement; Stockholder Approval.
(a)    As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and, after approval by Parent (which shall not be unreasonably withheld, delayed or conditioned), cause to be filed with the SEC the Proxy Statement in preliminary form with respect to the Stockholders Meeting. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. The Company shall promptly notify the Parent Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Parent Parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and promptly advise the Parent Parties of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement; provided that, prior to responding to any comments of the SEC, the Company shall provide Parent with a reasonable opportunity to consult and review such response and the Company shall consider in good faith any comments on such response reasonably proposed by Parent. Prior to filing the Proxy Statement (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of the Parent Parties shall reasonably cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to the Parent Parties and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement under applicable Law. The Proxy Statement shall contain the Board Recommendation, except to the extent that the Company Board (or any committee thereof) shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 7.3.

(b)    If, at any time prior to the receipt of the Stockholder Approval, any information relating to the Company or Parent, as the case may be, or any of their respective subsidiaries or Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company; provided, however, that no amended or supplemental materials will be filed with the SEC or mailed by the Company without affording Parent a reasonable opportunity in advance for consultation and review, and the Company shall consider in good faith any comments on such materials reasonably proposed by Parent. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.23, Section 5.12 and this Section 7.1, any information concerning or related to the Company, its Affiliates or the Stockholders Meeting will be deemed to have been provided by the Company and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.
(c)    As promptly as practicable following the clearance of the Proxy Statement by the SEC, the Company shall, in accordance with applicable Law, the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting for the purpose of obtaining the Stockholder Approval; provided, that such record date shall not be more than 90 days prior to the date of the Stockholders Meeting; provided, further, that the Company shall not be required to convene and hold the Stockholders Meeting prior to the No-Shop Period Start Date. The Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders and shall hold the Stockholders Meeting as soon as practicable following the date of this Agreement and, in any event, shall mail the definitive Proxy Statement to the Company’s stockholders promptly following the clearance thereof by the SEC (or receipt of notice that the SEC is not reviewing the preliminary Proxy Statement). The Company, in its capacity as the general partner of the Partnership, shall timely send to each limited partner of the Partnership a notice of the Partnership Merger in accordance with Section 7.1(a)(ii)(D) of the Partnership Agreement. The Company shall, through the Company Board, recommend to its stockholders that they give the Stockholder Approval, include the Board Recommendation in the Proxy Statement and solicit and use its commercially reasonable efforts to obtain the Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by and determined in accordance with Section 7.3(e); provided, however, that the Company’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, the Company shall have the right, after consultation with Parent, to make one or more successive postponements or adjournments of the Stockholders Meeting to the extent required by applicable Law to provide any required disclosure to the Company’s stockholders or to the extent necessary to solicit additional proxies (provided, however, that, without the prior written consent of Parent, the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the Stockholders Meeting); provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting. The Company shall cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to the Company’s stockholders. Without the prior written consent of Parent, (x) the approval of the Company Merger shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company stockholders in connection with this Agreement or the approval of the Company Merger) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting and (y) the Company shall not submit to the vote of its stockholders any Competing Proposal.
Section 7.2    Access to Information; Confidentiality.
(a)    During the period from the date of this Agreement to and including the Company Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to (x) third parties that are party to any Participation Agreement (provided, that, the Company is provided a reasonable opportunity to participate in any discussions with such third parties and Parent shall provide the Company with updates on the status of discussions upon the Company’s reasonable request), and (y) all of the Company’s and its Subsidiaries’ respective properties, offices, books, Contracts, personnel and records and, during such period, the Company Parties shall, and shall cause each of its Subsidiaries to and shall use its reasonable efforts to cause its Representatives to, furnish reasonably promptly to Parent and its Representatives (i) any information concerning the Company or its Subsidiaries (including with respect to any pending or threatened Action) as Parent may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, the Company shall use its commercially reasonable efforts to cause its Representatives to participate in meetings and telephone conferences with Parent and its Representatives prior to the mailing of any Proxy Statement, prior to the Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement and shall not limit or otherwise affect the rights or remedies of the Parties. Notwithstanding the foregoing, the Company shall not be required by this Section 7.2(a) to provide Parent or its Representatives with access to or to disclose information (A) that would violate the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to the Company or any of its Subsidiaries (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law), or (C) that would result in a loss or waiver of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege)or (D) for the purpose of allowing the Parent Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the Company and any of its Subsidiaries that may result from the requests for access, data and information hereunder.

(b)    Each Party will hold, and will cause its respective Representatives to hold, any non-public information regarding the other Party obtained in connection with the transactions contemplated by this Agreement, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination thereof; provided, however, that Blackstone Real Estate Services L.L.C. and the Parent Parties may disclose “Information” (as defined in the Confidentiality Agreement) to their potential financing sources, which financing sources will be deemed to be “Representatives” (as defined in the Confidentiality Agreement).
Section 7.3    Solicitation of Transactions; Change in Recommendation.
(a)    Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on March 18, 2022 (the “No-Shop Period Start Date”), the Company, its Subsidiaries and their Representatives shall have the right to: (i) solicit, initiate, encourage or facilitate any Inquiry, including by providing information (including non-public information) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person (and its Representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement; provided, that, the Company shall provide to the Parent Parties any non-public information that is provided to any Person given such access that was not previously made available to the Parent Parties prior to or substantially concurrently with the time it is provided to such person (and in event within twenty-four (24) hours thereafter) and (ii) engage in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to a Competing Proposal or potential Competing Proposal or interest or potential interest with respect thereto, or otherwise cooperate with, assist or participate in, or facilitate any Inquiries. Within one (1) Business Day after the No-Shop Period Start Date, the Company shall (A) notify Parent in writing of the identity of each Person from whom the Company or any of its Subsidiaries received a Competing Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, (B) provide Parent a list identifying each Excluded Party as of the No-Shop Period Start Date and (C) provide to Parent (1) a copy of any Competing Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its Subsidiaries in connection with any Competing Proposal and any modifications to the financial and other material terms thereof (provided, that the Company may redact the documentation and terms and conditions of any such Competing Proposal or Inquiry, to the extent the Company determines in good faith, after consultation with its outside legal counsel, that such redactions are required by existing contractual obligations to protect confidential information of the business or operations of the Person making such Competing Proposal or Inquiry) and (2) a written summary of the material terms and conditions of any Competing Proposal not made in writing (including any material terms and conditions proposed orally or supplementally and any modifications to the financial and other material terms thereof). Promptly after the No-Shop Period Start Date (and, in any event, within twenty-four (24) hours thereafter), the Company shall, and shall cause each of its Subsidiaries and its and their officers and directors to, immediately terminate all physical and electronic data room access granted to any Person or its Representatives (other than the Parent Parties, their respective Affiliates and their respective Representatives) in connection with any Inquiry, Competing Proposal or its consideration of any Competing Proposal and request the return or destruction by such Person and its Representatives of all non-public information concerning the Company Parties; provided, that the Company shall not be required to take any such action in respect of any Excluded Party unless and until such Person or group ceases to be an Excluded Party (in which case all references in this sentence to the No-Shop Period Start Date shall be read as the date on which such Person or group ceases to be an Excluded Party).

(b)    No Solicitation. Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as except as expressly permitted by this Section 7.3, from and after the No-Shop Period Start Date through the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, the Company shall, and shall cause each of its Subsidiaries and its and their officers and directors to, and shall direct its other Representatives to, (i) immediately cease any activities, solicitation, encouragement, discussions or negotiations with any Persons with respect to any Competing Proposal or Inquiry and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any non-public information to, or take any other action for the purpose of encouraging or facilitating, any Competing Proposal or Inquiry, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, any Competing Proposal or Inquiry, (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other Contract (other than an Acceptable Confidentiality Agreement) with respect to a Competing Proposal or that would reasonably be expected to lead to a Competing Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any such Contract, an “Alternative Acquisition Agreement”) or (D) resolve, propose or agree to do any of the foregoing. Notwithstanding the commencement of the Company’s obligations under Section 7.3(b) and Section 7.3(c) on the No-Shop Period Start Date, the Parties agree that the Company and its Representatives may continue to engage in the activities described in Section 7.3(a) with respect to each Excluded Party (for so long as such Person or group is an Excluded Party) following the No-Shop Period Start Date and prior to obtaining the Stockholder Approval, including with respect to any amended or revised Competing Proposal submitted by an Excluded Party following the No-Shop Period Start Date and the restrictions in Section 7.3(b) or Section 7.3(c) shall not apply with respect to an Excluded Party (for so long as such Person or group is an Excluded Party).
(c)    Superior Proposals and Other Exceptions. Notwithstanding anything to the contrary contained in this Section 7.3, but subject to compliance with the other provisions of this Section 7.3, at any time on or after the No-Shop Period Start Date and prior to obtaining the Stockholder Approval, the Company may, directly or indirectly through one or more of its Representatives, (i) participate or engage in discussions or negotiations with, furnish information (including non-public information) relating to any of the Acquired Companies to or (ii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of any of the Acquired Companies, in each case, pursuant to an Acceptable Confidentiality Agreement, to, any Person or group of Persons (including any Person or group of Persons who has ceased to be an Excluded Party, after such Person or group of Persons has ceased to be an Excluded Party, and such Competing Proposal shall not be deemed to be solicited by reason of the fact that such Person or group of Persons was solicited while an Excluded Party) that has made, renewed or delivered to the Company a bona fide written Competing Proposal after the date of this Agreement and prior to obtaining the Stockholder Approval (that did not result from a breach of this Section 7.3) or to such Person’s Representatives (including potential financing sources of such Person); provided, in each case, that the actions described in the foregoing clauses (i) and (ii) shall be permitted only if the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, further, that the Company shall promptly (and, in any event, within 24 hours) notify Parent in writing if the Company takes any of the actions described in this Section 7.3(c) and, subject to applicable Law, any non-public information concerning any of the Acquired Companies that is provided to such Person or its Representatives pursuant to this Section 7.3(c) that was not previously provided to Parent or its Representatives shall be provided or made available to Parent promptly (and, in any event, within 24 hours) following such time as it is provided or made available to such Person.

(d)    Notices. From and after the No-Shop Period Start Date, if the Company receives any Competing Proposal or Inquiry, then the Company shall (i) promptly (and in any event no later than 24 hours) after receipt of such Competing Proposal or Inquiry advise Parent in writing of the receipt of such Competing Proposal or Inquiry, the identity of the Person or group of Persons making such Competing Proposal or Inquiry and the material terms and conditions thereof, and provide to Parent copies of any such Competing Proposal or Inquiry made in writing and any written documentation (including drafts of proposed agreements and correspondence relating thereto) and (ii) keep Parent advised, on a reasonably prompt basis (and in any event within 24 hours), of all material developments, discussions or negotiations regarding any Competing Proposal or Inquiry and the status of such Competing Proposal or Inquiry, including notifying Parent of any change to the financial or other material terms and conditions of any Competing Proposal or Inquiry and providing Parent copies of any written documentation (including drafts of proposed agreements and correspondence relating thereto); provided, that the Company may redact the documentation and terms and conditions of any such Competing Proposal or Inquiry, to the extent the Company determines in good faith, after consultation with its outside legal counsel, that such redactions are required by existing contractual obligations to protect confidential information of the business or operations of the Person making such Competing Proposal or Inquiry. The Company agrees that none of the Acquired Companies will enter into any confidentiality or similar agreement with any Person subsequent to the date hereof which prohibits any Acquired Company from providing any information required to be provided to Parent in accordance with Section 7.3(a), Section 7.3(c) and Section 7.3(d) within the time periods contemplated hereby.
(e)    No Change in Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as expressly permitted by Section 7.3(f), neither the Company Board nor any committee thereof shall:
(i)    (A) fail to recommend to its stockholders that the Stockholder Approval be given or fail to include the Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, or (D) adopt, approve or recommend, or publicly propose to or agree to adopt, approve or recommend to the stockholders of the Company a Competing Proposal (actions described in this clause (i) being referred to as an “Adverse Recommendation Change”); or
(ii)    authorize, cause or permit any Acquired Company to enter into any Alternative Acquisition Agreement.
(f)    Adverse Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary herein, at any time prior to the time the Stockholder Approval is obtained, if the Company has not breached Section 7.3(e) or this Section 7.3(f) and has not breached the other provisions of this Section 7.3 in any material respect and has received (x) a bona fide written Competing Proposal after the date hereof and prior to the Cut-Off Time from an Excluded Party or (y) an unsolicited bona fide written Competing Proposal after the No-Shop Period Start Date, in each case, that did not result from a breach of this Section 7.3 and that the Company Board has determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii) (Superior Proposal) to substantially concurrently enter into an Alternative Acquisition Agreement providing for the implementation of such Competing Proposal; provided, however, that the Company Board shall not take any action described in this Section 7.3(f) unless:

(i)    the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that failure to take such action would be inconsistent with the duties of the directors of the Company Board under applicable Law; and
(ii)    prior to making an Adverse Recommendation Change or so terminating this Agreement, (A) the Company has given Parent at least three Business Days prior written notice of its intention to take such actions (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(d) as well as copies of any written proposals or offers and any proposed written agreements providing for such Superior Proposal, (B) the Company has negotiated, and has caused its Representatives to negotiate, with Parent and its Representatives in good faith during the three Business Day period following Parent’s receipt of such notice and ending at 11:59 p.m. (New York City time) on such third Business Day (the “Match Period”) (to the extent Parent desires to so negotiate) to enable Parent to propose in writing revisions to the terms and conditions of this Agreement so that the Company Board would no longer determine that such Competing Proposal constitutes a Superior Proposal or the failure to make an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement in response to such Superior Proposal would be inconsistent with the duties of the directors of the Company Board under applicable Law and (C) at the end of the Match Period, the Company Board shall have considered any revisions to the terms of this Agreement proposed in writing by Parent and shall have determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the Competing Proposal would nevertheless continue to constitute a Superior Proposal and that the failure to make an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement in response to such Superior Proposal would continue to be inconsistent with the duties of the directors of the Company Board under applicable Law, in each case, if the revisions proposed by Parent were given effect; provided, that, in the event of any change to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent an additional written notice consistent with that described in subclause (A) above and the Match Period shall recommence (provided that any such new Match Period shall be a period of two Business Days following receipt by Parent of any such additional notice and ending at 11:59 p.m. (New York City time) on such second Business Day) and the Company shall be required to comply with subclauses (B) and (C) above anew.
(g)    Intervening Event. Other than in connection with a Superior Proposal, at any time prior to receipt of the Stockholder Approval, the Company Board may effect an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel), that the failure to do so would be inconsistent with the duties of the directors of the Company Board under applicable Law; provided, however, that the Company Board (or any committee thereof) shall not make such an Adverse Recommendation Change unless:
(i)    the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board has (A) so determined and (B) resolved to effect an Adverse Recommendation Change pursuant to this Section 7.3(g), which notice will specify and describe the facts and circumstances relating to the applicable Intervening Event in reasonable detail and the factual bases for the Company Board’s determination that such events or circumstances constitute an Intervening Event;
(ii)    prior to effecting such an Adverse Recommendation Change, the Company and its Representatives must have negotiated with Parent and its Representatives in good faith during the four Business Day period following Parent’s receipt of such notice and ending at 11:59 p.m. (New York City time) on such fourth Business Day (the “Notice of

Intervening Event Period”) (to the extent that Parent desires to so negotiate) to allow Parent to propose such adjustments to the terms and conditions of this Agreement to obviate the need to effect an Adverse Recommendation Change in response to such Intervening Event; and
(iii)    following the Notice of Intervening Event Period, the Company Board shall have determined (after consultation with the Company’s financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) in good faith that the failure to make an Adverse Recommendation Change in response to such Intervening Event would continue to be inconsistent with the duties of the directors of the Company Board under applicable Law if the revisions proposed by Parent were given effect.
(h)    Certain Disclosures. Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their Representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of the Company pending disclosure of its position thereunder; provided, that any such disclosure does not contain an Adverse Recommendation Change; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Acquired Companies or the fact that a Competing Proposal has been made, the identity of the Person making such Competing Proposal or the material terms of such Competing Proposal, in each case, that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that such disclosure is required under applicable Law (it being understood that disclosure under this clause (ii) shall not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) under this Agreement and no such disclosure shall, taken by itself, be deemed to be an Adverse Recommendation Change); or (iii) communicating in writing with any Person (or the Representatives of such Person) to the extent necessary to direct such Person to the provisions of this Section 7.3; provided, however, that (A) the Company Board (or any committee thereof) shall not make an Adverse Recommendation Change, except in accordance with Section 7.3(f), and (B) any such statement or disclosure made by the Company or the Company Board (or a committee thereof) pursuant to this sentence must be subject to the terms and conditions of this Agreement and that nothing in the foregoing will be deemed to permit the Company or the Company Board (or any committee thereof) to effect an Adverse Recommendation Change.
(i)    Standstills and Ownership Limits. The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a Competing Proposal or Inquiry or similar matter in any Contract to which the Company or any of its Subsidiaries is a party; provided, that, notwithstanding anything in this Agreement to the contrary, if the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the duties of the directors of the Company Board under applicable Law, the Company may grant a limited waiver of any standstill provision solely to the extent necessary to permit any Person to make a non-public Competing Proposal to the Company Board and, to the extent permitted by the other subsections of this Section 7.3, thereafter negotiate and enter into any transaction in connection therewith. The Company and the Company Board (or any committee thereof) shall not take any action to exempt any Person (other than any Parent Party or their Affiliates) from or render inapplicable (i) “Aggregate Share Ownership Limit” (including by establishing or increasing an “Excepted Holder Limit”) in each case as such terms are defined in the Company Charter; or (ii) any Takeover Statute, in each case, unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 9.1(c)(ii).
Section 7.4    Interim Operations of Merger Sub I, Merger Sub II and Merger Sub III During the period from the date hereof through the earlier of the Partnership Merger Effective Time or the date of termination of this Agreement, Merger Sub I, Merger Sub II and Merger Sub III shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or in otherwise in connection with the transactions contemplated by this Agreement.
Section 7.5    Public Announcements. So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that (a) a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement or so long as statements are substantially similar to statements previously agreed by the Parties and (b) a Party will not be obligated to engage in such consultation with respect to communications that are (i) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made by the Parties (or individually, if approved by the other Party) or (ii) relating to an Adverse Recommendation Change or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, made in accordance with Section 7.3. The Parties have agreed upon the form of a press release announcing the Mergers and the execution of this Agreement, and shall make such press release no later than one Business Day following the date on which this Agreement is signed.
Section 7.6    Appropriate Action; Consents; Filings.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, the Company Parties and each of the Parent Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to the Closing set forth in Article VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its Subsidiaries (including Subsidiaries of Parent after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its Subsidiaries (including Subsidiaries of Parent after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets. Nothing in this Section 7.6 or any other provision of this Agreement shall require Parent or any Affiliates of Parent (including Blackstone Inc. (“Blackstone”)) to agree or otherwise be required to take any action, including any action with respect to any Affiliates of Parent (including Blackstone, any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or its Affiliates, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein (in each case other than with respect to the Parent Parties and their Subsidiaries (including, following the Closing, the Surviving Entities and their Subsidiaries)).
(b)    In connection with and without limiting the foregoing Section 7.6(a), each of the Parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Subsidiaries to use, its commercially reasonable efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Subsidiaries to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Mergers and the other transactions contemplated by this Agreement without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
(c)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Mergers and the other transactions contemplated by this Agreement, without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Representatives shall, and none of the Parties or any of their respective Subsidiaries or Representatives shall be obligated to, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.
Section 7.7    Notification of Certain Matters; Transaction Litigation.
(a)    The Company and its Representatives shall give prompt notice to the Parent Parties, and the Parent Parties and their Representatives shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.
(b)    The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable conditions set forth in Article VIII would reasonably be expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or any remedies for any breach of the representations, warranties, covenants or agreements under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the Company, the Parent Parties or their respective Representatives to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i) (Parent Terminating Breach), or Section 9.1(d)(i) (Company Terminating Breach).
(c)    The Company and its Representatives shall give prompt notice to the Parent Parties, and the Parent Parties and their Representatives shall give prompt notice to the Company, of any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any of its Subsidiaries, respectively, or any of its or their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement (“Transaction Litigation”) and shall keep the other Parties informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other Parties such information relating to such Actions as may be reasonably requested, subject to the preservation of privilege). The Company and its Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any Transaction Litigation against the Company, its Subsidiaries or its or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, shall give due consideration to Parent’s advice with respect to such Action and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 7.8    Other Employee Benefits.
(a)    From and after the Company Merger Effective Time and for a period of not less than 12 months after the Closing Date, solely during any period of employment, Parent shall or shall cause the Surviving Entities to provide to each employee of the Acquired Companies who continues employment with Parent or any Acquired Company following the Company Merger Effective Time (each, a “Continuing Employee”) with (i) a base salary and annual cash bonus opportunity that are each no less favorable than the base salary and annual cash bonus opportunity, in each case, as provided to such Continuing Employee immediately prior to the Company Merger Effective Time; and (ii) severance, paid-time off, qualified defined contribution retirement and health insurance benefits that are not less favorable, in the aggregate, than as provided to each such Continuing Employee immediately prior to the Company Merger Effective Time. To the extent that the termination of employment of some or all employees of the Acquired Companies who are not Continuing Employees results in or contributes to the existence of a qualifying event under any WARN Act following the Closing, Parent shall be responsible for all notice and payment requirements under such WARN Act.
(b)    Parent shall ensure that, as of the Company Merger Effective Time, each Continuing Employee receives full credit (solely for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Acquired Companies (or predecessor employers to the extent the Acquired Companies provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Entities, as applicable, in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Company Merger Effective Time, Parent shall, or shall cause the Surviving Entities to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Company Merger Effective Time. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Entities for the benefit of Continuing Employees, Parent shall (i) use commercially reasonable efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Company Merger Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Entities, as applicable, for the plan year in which the Company Merger Effective Time occurs.
(c)    Nothing in this Section 7.8 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to or modification of any particular Company Benefit Plan, (ii) prevent Parent or any of its Affiliates from amending or terminating any of its employee benefit or compensation plans or other arrangements in accordance their terms, (iii) create a right in any employee to employment with Parent, the Surviving Entities or any of their respective Affiliates, or (iv) create any third-party beneficiary rights in any employee of the Acquired Companies or other Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or any Acquired Company or under any benefit plan which Parent or the Surviving Entities may maintain.
Section 7.9    Indemnification; Directors’ and Officers’ Insurance.
(a)    Prior to the Company Merger Effective Time, the Company shall bind, effective at the Company Merger Effective Time, extended coverage under the Company’s officers’ and directors’ liability insurance policy by obtaining a prepaid six-year “tail”/extended period on the Company’s existing officers’ and directors’ liability insurance policies (or with insurers on terms and conditions no less favorable than such policies), which prepaid policies provide such Persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, for an overall additional premium not to exceed 300% of the total annual premiums at the last renewal; provided, that the Company shall reasonably cooperate and consult with Parent prior to the purchase of any such tail policy; provided, further, that if

Parent can procure a “tail” policy on superior terms or on equivalent terms, but at a lower price, as compared to any such policy that may be procured by the Company, then, subject to Schedule 7.9(a) of the Company Disclosure Letter, Parent may obtain such policy effective as of the Company Merger Effective Time, in which case the Company shall not obtain such policy. The Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.
(b)    To the extent permitted by applicable Law, during the period commencing as of the Company Merger Effective Time and ending on the sixth anniversary of the Company Merger Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to: (i) indemnify, defend and hold harmless each current or former manager, director, officer and trustee of the Company or any Subsidiary of the Company (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer or trustee of the Company or any Subsidiary of the Company arising out of actions or omissions occurring at or prior to the Company Merger Effective Time (and whether asserted or claimed prior to, at or after the Company Merger Effective Time), including such alleged acts or omissions with respect to this Agreement or any of the transactions contemplated by this Agreement, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to Parent’s or the Surviving Company’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Company, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against, or investigation of, any Indemnified Party for which indemnification may be sought under this Section 7.9(b) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without Parent’s or the Surviving Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such Indemnified Party is not entitled to indemnification, in which case the Indemnified Party shall promptly refund to Parent or the Surviving Company the amount of all such expenses theretofore advanced pursuant hereto, and (iv) shall not be obligated to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action, except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. Parent’s and the Surviving Company’s obligations under this Section 7.9(b) shall continue in full force and effect for a period of six years from the Company Merger Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
(c)    To the extent permitted by applicable Law, the Surviving Company shall, and Parent agrees to cause the Surviving Company to, during the period commencing as of the

Company Merger Effective Time and ending on the sixth anniversary of the Company Merger Effective Time, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the Indemnified Parties as currently provided in (i) the Governing Documents, and (ii) indemnification agreements between the Company and any Indemnified Party as scheduled on Schedule 7.9(c) of the Company Disclosure Letter. For a period of six years following the Company Merger Effective Time, the governing documents of Parent and the equivalent governing or organizational documents of any applicable Subsidiary of Parent or the Company shall not be amended, repealed or otherwise modified for a period of six years following the Company Merger Effective Time in any manner that would adversely modify these rights, unless such modification shall be required by applicable Law and then only to the minimum extent required by Law.
(d)    If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger; or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this Section 7.9.
(e)    The provisions of this Section 7.9 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third-party beneficiaries of this Section 7.9 effective following the Closing), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of the Company, Parent and the Surviving Company. The obligations of Parent and the Surviving Company under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnified Party unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification. Nothing in this Agreement, including this Section 7.9, is intended to, shall (i) be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Subsidiaries of the Company or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 7.9 is not prior to, or in substitution for, any such claims under any such policies or (ii) impair or limit any other rights an Indemnified Party may have to indemnification, advancement, or exculpation pursuant to applicable Law, written agreements, or current or former Governing Documents.
Section 7.10    Section 16 Matters.(a)     Prior to the Company Merger Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock or Company Preferred Stock (including any shares subject to Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.
Section 7.11    Distribution of REIT Taxable Income.
(a)     Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, the Company may declare and pay a dividend on the Company Common Stock to its stockholders, the Partnership may make distributions on the Class A Partnership Units and the GP Units, and Operations may make distributions to its stockholders, in each case, distributing cash in such amounts determined by the Company in its sole discretion exercised in good faith to be required (after giving effect to the distributions contemplated by Section 6.1(b)(iii)) to be distributed in order for the Company or Operations to maintain its qualification as a REIT for such year and to avoid or reduce the incurrence of income or excise Tax; provided, that the Common Stock Consideration shall be decreased by an amount equal to the per share amount of any such dividend on Company Common Stock declared or paid by the Company pursuant to this Section 7.11.
Section 7.12    Financing and Cooperation.
(a)    Debt Financing.
(i)    Prior to the Closing Date, the Company shall use its commercially reasonable efforts to provide, and shall cause each Subsidiary of the Company to use its commercially reasonable efforts to provide, to the Parent Parties, in each case at Parent’s sole expense, all customary cooperation reasonably requested in writing by Parent (e-mail being sufficient) in connection with the offering, arrangement, syndication, consummation or issuance of any financing with respect to the Acquired Companies and the Company Properties effective as of or after the Partnership Merger Effective Time (the “Debt Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including using commercially reasonable efforts to:
(1)    upon reasonable notice, direct employees of the Acquired Companies with appropriate seniority and expertise to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with providers of the Debt Financing), drafting sessions, road shows, rating agency presentations and due diligence sessions and other syndication activities and presentations with prospective lenders at reasonable times and locations mutually agreed; provided, that any such meeting or communication may be conducted virtually by videoconference or other media;
(2)    provide reasonable and customary assistance to Parent with the preparation of customary offering documents, offering memoranda, syndication materials, information memoranda, lender presentations, materials for rating agency presentations, private placement memoranda, bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing and provide reasonable cooperation with the due diligence efforts of any source of any Debt Financing to the extent reasonable and customary; in each case in this clause: (A) subject to customary confidentiality provisions and disclaimers; (B) as reasonably requested by Parent; and (C) limited to information to be contained therein with respect to the Acquired Companies;
(3)    furnish Parent, reasonably promptly upon written request, with such historical and projected financial, statistical and other pertinent information relating to the Acquired Companies as may be reasonably requested by Parent, as is usual and customary for Debt Financings and reasonably available and prepared by or for the Acquired Companies in the ordinary course of business;
(4)    assist with the preparation of customary definitive loan documentation contemplated by the Debt Financing (including schedules), including any customary guarantee, pledge and security documents (provided that any such documents or agreements and any obligations contained in such documents shall be effective no earlier than as of the Partnership Merger Effective Time);
(5)    provide to Parent upon written request all documentation and other information with respect to the Acquired Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the Debt Financing, in each case as reasonably requested by Parent;
(6)    cooperate in connection with the repayment or defeasance of any existing Indebtedness of the Acquired Companies as of, and subject to occurrence of, the Closing and the release of related Liens following the repayment in full of such Indebtedness, including using commercially reasonable efforts to deliver such customary payoff, defeasance or similar notices within the time periods contemplated under any existing loans of the Acquired Companies as are reasonably requested by Parent (provided, that the Company shall not be required to deliver any notices that are not conditioned on, and subject to the occurrence of, the Closing);
(7)    cooperate with obtaining customary title insurance with respect to each material Company Property as reasonably requested by Parent;
(8)    provide reasonable and customary assistance with respect to attempting to obtain any third-party consents associated with the delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the Debt Financing;
(9)    cause the Company’s independent auditors to deliver customary “comfort letters” and customary consents to the use of accountants’ audit reports in connection with the Debt Financing;
(10)    provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing;
(11)    consent to the use of the Acquired Company’s logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Acquired Company’s reputation or goodwill;
(12)    reasonably cooperate with the marketing efforts of Parent and its financing sources for any Debt Financing to be raised by Parent to complete the Mergers and the other transactions contemplated by this Agreement;
(13)    as may be reasonably requested by Parent, following the obtainment of the Stockholder Approval, form new direct or indirect Wholly Owned Company Subsidiary pursuant to documentation reasonably satisfactory to Parent and the Company;
(14)    as may be reasonably requested by Parent, and no earlier than immediately prior to the Partnership Merger Effective Time on the Closing Date, and provided such actions would not adversely affect the Tax status of the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to be subject to additional Taxes or otherwise suffer or incur any amounts that are not indemnified by Parent under Section 7.12(a)(iii), transfer or otherwise restructure its ownership of existing Subsidiaries of the Company, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and the Company;
(15)    to the extent reasonably requested by Parent and necessary in connection with the Debt Financing, attempt to obtain estoppels and certificates from non-residential tenants, lenders, managers, franchisors, ground lessors, ground lessees and counterparties to reciprocal easement agreements, declarations and similar agreements in form and substance reasonably satisfactory to any potential financing source;
(16)    to the extent reasonably requested by Parent and necessary in connection with the Debt Financing, provide customary and reasonable assistance to allow Parent and its Representatives to conduct customary appraisal and non-invasive environmental and engineering inspections of each Owned Company Property and, subject to obtaining required third-party consents with respect thereto (which the Company shall use reasonable efforts to obtain to the extent reasonably requested by Parent and required in connection with such inspections), Leased Company Property (provided, however, that (A) neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Parent shall schedule and coordinate all inspections with the Company in accordance with Section 7.2, and (C) the Company shall be entitled to have representatives present at all times during any such inspection); and
(17)    to the extent necessary or advisable, reasonably cooperate to facilitate, effective no earlier than the Closing, the execution and delivery of definitive financing, pledge, security and guarantee documents reasonably requested by Parent and required in connection with the Debt Financing, including customary indemnities and bring down certificates issued in connection with a securitization of the Debt Financing.
(ii)    The Company shall have satisfied its obligations set forth in Section 7.12(a)(i) if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing, the Company shall not be required to provide, or cause its Subsidiaries or Representatives to provide, cooperation under Section 7.12(a)(i) to the extent that it: (i) unreasonably interferes with the ongoing business of the Acquired Companies; (ii) requires the Acquired Companies to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Debt Financing prior to the Closing (except those fees, expenses and liabilities for which the Company is reimbursed by Parent); (iii) requires the Acquired Companies or their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing (other than with respect to customary authorization letters with respect to bank information memoranda) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which is not contingent upon the Closing or would be effective at or prior to the Partnership Merger Effective Time; (iv) requires the Acquired Companies or their counsel to give any legal opinion; (v) requires the Acquired Companies to provide any information that is prohibited or restricted by applicable Law; (vi) requires the Acquired Companies to provide access to or disclose information that the Company or any of its Subsidiaries determines would result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that the Company Parties shall use reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (vi)); (vii) requires the Acquired Companies to take any action that is prohibited or restricted by, or would conflict with or violate, its organizational documents, or would result in a violation or breach of, or default under, any Material Contract to which any of the Acquired Companies is a party or any applicable Laws; (viii) would result in any officer or director of the Acquired Companies incurring personal liability with respect to any matter relating to the Debt Financing or requires any officer, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, director or other Representative reasonably believes, in good faith, contains any untrue certifications or (ix) requires the Acquired Companies or their Representatives, as applicable, to waive or amend any terms of this Agreement. In no event shall the Company Parties be in breach of this Agreement because of the failure to deliver any financial or other information that (A) is not currently readily available to the Acquired Companies on the date hereof and is not otherwise prepared in the ordinary course of business of Acquired Companies at the time requested by Parent or (B) for the failure to obtain review of any financial or other information by its accountants after using commercially reasonable efforts to obtain the same. In no event shall the Acquired Companies be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting the Parent Parties in arranging the Debt Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing prior to the Partnership Merger Effective Time (except those fees, expenses, financial commitments or other financial obligations for which the Company is reimbursed by Parent). None of the representations, warranties or covenants of the Company Parties set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company, any of the Company Subsidiaries, or any of their respective Representatives at the request of Parent pursuant to Section 7.12. For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in this Section 7.12(a)(ii) represent the sole obligation of the Acquired Companies and their respective Affiliates with respect to cooperation in connection with the Debt Financing.
(iii)    Parent shall reimburse the Acquired Companies promptly upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) (other than in respect of the preparation of customary historical financials) incurred by the Acquired Companies and its Representatives in connection with the cooperation under Section 7.12, any action taken by them at the request of Parent pursuant to Section 7.12 (including the dissolution and termination of any subsidiaries formed and documentation entered into pursuant to Section 7.12), and shall indemnify and hold harmless the Acquired Companies and their Representatives and each of the Acquired Companies’ and their Representatives’ respective present and former directors, officers, employees and agents (collectively, the “Financing Indemnified Parties”) from and against any and all out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing and any information used in connection therewith (other than the information provided in writing by the Company or the other Acquired Companies to Parent specifically in connection with their obligations pursuant to Section 7.12(a)). The provisions of this Section 7.12(a)(iii) are intended to be for the benefit of, and shall be enforceable by, each of the foregoing Financing Indemnified Parties. This Section 7.12(a)(iii) shall survive the termination of this Agreement (and in the event the Mergers and the other transactions contemplated hereby are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the cooperation under Section 7.12, and not previously reimbursed).
(iv)    All confidential information regarding the Acquired Companies obtained by the Parent Parties and their respective Affiliates and Representatives pursuant to Section 7.12 shall be kept confidential in accordance with the Confidentiality Agreement. For the avoidance of doubt, without the prior written consent of the Company, in no event will the Parent Parties or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in the Parent Parties) enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential source of Debt Financing that would reasonably be expected to limit, restrict, restrain, otherwise impair in any manner, directly or indirectly, the ability of such source of Debt Financing to provide Debt Financing or other assistance to any other party in any other transaction involving the Acquired Company (provided that the foregoing shall not prohibit the establishment of customary “tree” arrangements).

(v)    Prior to the Closing Date, upon the request of the Company, Parent shall keep the Company reasonably informed in reasonable detail of the status of its efforts to arrange the Debt Financing. The Parent Parties acknowledge and agree that the obtaining of the Debt Financing is not a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining (or the failure to obtain) the Debt Financing.
(b)    Cooperation Regarding Assumed Indebtedness.
(i)    Promptly following Parent’s request, the Company Parties shall, or shall cause the other applicable Acquired Companies and shall use commercially reasonable efforts to cause the Minority Equity Joint Ventures to, deliver to each of the lenders or any agent or trustee acting on their behalf (each, an “Existing Lender”) under certain Indebtedness identified by Parent (the “Assumed Indebtedness”), a notice prepared by Parent, in form and substance reasonably approved by the Company, requesting that such Existing Lender deliver to Parent and the applicable Acquired Company a written statement or documents (the “Assumption Documents”) (A) confirming (1) the aggregate principal amount of the indebtedness outstanding under such Assumed Indebtedness, (2) the date to which interest and principal has been paid in respect of such Assumed Indebtedness, and (3) the amount of any escrows being held by such Existing Lender in respect of such Assumed Indebtedness; and (B) consenting to the assumption of the existing indebtedness, the replacement of any guaranty and the consummation of the Mergers and the other transactions contemplated by this Agreement, and to the modifications of the terms of such Assumed Indebtedness that Parent may reasonably request after the date hereof; provided that the Company shall be informed of any such request or modification; provided, further, that, in the event Parent requests Assumption Documents in accordance with this Section 7.12(b), (x) the consummation of the Mergers shall not be conditioned on, or delayed or postponed as a result of the receipt of (or failure to receive) such Assumption Documents from all or any portion of the Existing Lenders and (y) the Assumption Documents will be effective as of or immediately prior to and conditioned on the occurrence of the Partnership Merger Effective Time.
(ii)    Parent shall pay all fees and expenses payable in connection with the Assumption Documents, including premiums for any endorsements to or re-date of the title insurance policy previously issued to the Existing Lenders, servicing fees, rating agency fees, assignment and assumption fees, attorneys’ fees and disbursements and processing fees required to be paid to the Existing Lenders as a condition to issuance of the Assumption Documents. None of the Acquired Companies shall be obligated to pay any commitment or similar fee or incur any other expense, liability or obligation in connection with this Section 7.12(b) prior to the Closing, and Parent shall indemnify and hold harmless the Acquired Companies for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with their actions and cooperation pursuant to this Section 7.12(b). The Company Parties’ obligations pursuant to this Section 7.12(b) shall be subject to the limitations set forth in Section 7.12(a)(ii).
Section 7.13    Takeover Statutes. The Parties shall (a) take all action reasonably necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, take all action reasonably necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the Company Charter (including the “Aggregate Share Ownership Limit” as such term is defined in the Company Charter) (“Charter Restrictions”) on the Mergers and the other transactions contemplated by this Agreement. The Company shall not take any action to exempt any Person (other than the Parent Parties or their respective Affiliates) from, or render inapplicable, any Takeover Statute of any jurisdiction or Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or Charter Restrictions not to apply to any such Person.
Section 7.14    Stock Exchange Delisting; Deregistration Prior to the Company Merger Effective Time, the Company and, following the Company Merger Effective Time, Parent and the Surviving Company, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock and the Company Preferred Stock from the NYSE as promptly as practicable after the Company Merger Effective Time and the deregistration of the Company Common Stock, Company Preferred Stock and Company Warrants under the Exchange Act as promptly as practicable after such delisting.
Section 7.15    Certain Transactions.
(a)    Except for (i) the indemnification agreements set forth on Schedule 7.9(c) of the Company Disclosure Letter and (ii) for Contracts for employment, compensation or benefits entered into in the ordinary course of business, the Company shall cause all Contracts (including, for the avoidance of doubt, the Company Related-Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of the Acquired Companies (including Preferred Capital Services, LLC and Preferred Shareholder Services, LLC), on the one hand, and any of the Acquired Companies, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments by or on behalf of the Company or any of its Subsidiaries as of or following the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between the Company and/or any entities that will remain Subsidiaries of the Company after the Closing.
(b)    The Company shall cause to be delivered to Parent at or prior to the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Company Merger Effective Time, of the directors of the Company.
Section 7.16    Tax Matters.
(a)    The Company and Operations shall deliver to Vinson & Elkins LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company) an officer’s certificate, dated as of the Closing Date and signed by officers of the Company and Operations, substantially in the form attached as Exhibit B hereto (with such factual updates as appropriate, provided that Parent is given a reasonable opportunity to review any such updates and finds them reasonably acceptable), that contains representations of the Company and Operations reasonably necessary or appropriate to enable Vinson & Elkins LLP (or such other counsel) to render the tax opinion set forth in Exhibit A hereto pursuant to Section 8.3(e).
(b)    The Company and Operations shall deliver to Parent, at or prior to the Closing, a properly completed and duly executed IRS Form W-9.
(c)    The Company and Parent shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and the Company and Parent shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes to the extent permitted under applicable Law.
Section 7.17    Company Warrants.
(a)    Prior to the Company Merger Effective Time, the Company shall amend the Warrant Agreements (such amendment, the “Warrant Amendment”), effective as of the Company Merger Effective Time, such that each holder of a Company Warrant that is thereafter exercisable, but not exercised as of the Company Merger Effective Time, shall be entitled, upon exercise, to receive in respect of each share of Company Common Stock underlying such Company Warrant immediately prior to the Company Merger Effective Time only an amount of cash equal to the difference between the Common Stock Consideration and the “Exercise Price” (as defined in the Warrant Agreements) for each such share (such amount, the “Company Warrant Amount”). The Warrant Amendment shall be in a form reasonably acceptable to Parent.
(b)    Prior to the Company Merger Effective Time, the Company shall notify the warrant agent in accordance with the Warrant Agreements (as amended by the Warrant Amendment) with respect to outstanding warrants to purchase Company Common Stock (a “Company Warrant”) of the Company Merger, including that each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (subject to Section 3.1(a)(iii) and Section 3.1(a)(iv)) will be automatically converted by virtue of the Company Merger into the right to receive the Common Stock Consideration, and that as of the Company Merger Effective Time, the “Exercise Price” (as defined in the Warrants Agreements) of the Company Warrants will be adjusted so that the holder of any Company Warrant exercised after such date shall be entitled to receive in cash the Company Warrant Amount only with respect to each share of Company Common Stock underlying such Company Warrant immediately prior to the Company Merger Effective Time. The notice provided to the warrant agent shall be prepared by the Company and be reasonably acceptable to Parent and shall comply in all material respects with the specifications and timing requirements of the Warrant Agreements.
Section 7.18    Parent Approved Transactions. The Company Parties shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (a) convert or cause the conversion of one or more Wholly Owned Company Subsidiaries that are organized as corporations into limited partnerships or limited liability companies and one or more Wholly Owned Company Subsidiaries that are organized as limited partnerships or limited liability companies into limited liability companies, limited partnerships or corporations, on the basis of organizational documents as reasonably requested by Parent, (b) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more Wholly Owned Company Subsidiaries (including to the Company or any other Wholly Owned Company Subsidiary) at a price and on such other terms as designated by Parent, (c) exercise any right of the Company or a Wholly Owned Company Subsidiary to terminate or cause to be terminated any Contract to which the Company or a Wholly Owned Company Subsidiary is a party and (d) sell, transfer or distribute, or cause to be sold, transferred or distributed, any of the assets of the Company or one or more Wholly Owned Company Subsidiaries (including to the Company or any other Wholly Owned Company Subsidiary) at a price and on such other terms as designated by Parent (any action or transaction described in clause (a) through (d), a “Parent-Approved Transaction”) provided, that (i) neither the Company nor any of its Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of its Subsidiaries, (B) any Material Contract, or (C) applicable Law, (ii) any such conversions, exercises of any rights of termination or other terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of the Company or any of its Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article VIII having been satisfied (or, with respect to Section 8.3, waived) and receipt by the Company of a written notice from Parent stating that the Parent Parties are prepared to proceed immediately with the Closing and irrevocably waiving any right to claim that the conditions to their obligations to consummate the Mergers set forth in Section 8.1 and Section 8.3 have not been satisfied (other than delivery by the Company at the Closing of the certificate specified in Section 8.3(d) and the opinion specified in Section 8.3(e)), together with any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Mergers in accordance with the terms of this Agreement, (iv) neither the Company nor any of the Subsidiaries of the Company shall be required to take any such action that could adversely affect the classification as a REIT of the Company or Operations or could subject the Company or Operations to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes), (v) neither the Company nor any of its Subsidiaries shall be required to take any such action that could result in any Tax being imposed on, or any material adverse Tax consequences to any stockholder or other equity interest holder of the Company (in such person’s capacity as a stockholder or other equity interest holder of the Company), that are incrementally greater or more adverse, as the case may be, than the Taxes or other material adverse Tax consequences that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 7.18, and (vi) neither the Company nor any of its Subsidiaries shall be required to provide any material non-public information to a third party other than Parent and its Affiliates or their respective Representatives. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Subsidiaries of the Company shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 7.18. The Company shall not be deemed to have made an Adverse Recommendation Change or entered into or agreed to enter an Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction. The consummation of any Parent-Approved Transaction shall not constitute consummation of a Competing Proposal for purposes of Section 9.3(b)(iii), nor shall any Competing Proposal made in respect of a Parent-Approved Transaction constitute a Competing Proposal for purposes of Section 9.3(b)(iii). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Subsidiary of the Company in performing their obligations under this Section 7.18, and Parent shall indemnify the Company and any of its Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of its Subsidiaries arising therefrom (and in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries not previously reimbursed).
Section 7.19    Transfer Rights. The Company shall provide Parent with prompt written notice in the event a Transfer Right becomes exercisable by any Acquired Company during the Interim Period (such Transfer Right, an “Exercisable Transfer Right”), together with all underlying documentation relating to same. The Company shall, and shall cause its Subsidiaries to, reasonably cooperate and consult with Parent in connection with the exercise of an

Exercisable Transfer Right, including by reasonably promptly furnishing to Parent any information reasonably requested by Parent relating thereto (including the proposed financing thereof). If Parent notifies the Company that the Company or its applicable Subsidiary should exercise an Exercisable Transfer Right, the Company shall, and shall cause its Subsidiaries to, reasonably consider such request in good faith. The Company shall not, and shall not permit any of its Subsidiaries to, exercise any Exercisable Transfer Right without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).
ARTICLE VIII

CONDITIONS
Section 8.1    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:
(a)    Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law, the Company Charter and the Company Bylaws.
(b)    No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement and shall be in effect that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.
Section 8.2    Conditions to Obligations of the Company Parties. The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, at or prior to the Partnership Merger Effective Time, of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Parent Parties set forth in Section 5.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date and (ii) each of the other representations and warranties of the Parent Parties set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only on and as of such date and (B) in the case of clause (ii), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein), individually or in the aggregate, has not had a Parent Material Adverse Effect.
(b)    Performance of Covenants and Obligations of the Parent Parties. The Parent Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing Date.
(c)    Delivery of Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3    Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Parent at or prior to the Partnership Merger Effective Time, of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company Parties set forth in the Fundamental Representations (except Section 4.4(a), Section 4.4(c) and Section 4.4(d) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 4.4(a), Section 4.4(c) and Section 4.4(d) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (iii) the representations and warranties of the Company Parties set forth in clause (b) of Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (iv) each of the other representations and warranties of the Company Parties set forth in Article IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct (in the manner set forth in clauses (i) through (iv), as applicable) only on and as of such date, and (B) in the case of clause (iv), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)    Performance of Covenants and Obligations of the Company Parties. The Company Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing Date.
(c)    Absence of Material Adverse Change. From the date of this Agreement through the Closing Date, there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(d)    Delivery of Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its chief executive officer and chief financial officer on behalf of the Company certifying that the conditions set forth in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been satisfied.
(e)    REIT Opinion. Parent shall have received a written tax opinion of Vinson & Elkins LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date (which such opinion shall be subject to customary assumptions, qualifications and representations, including representations made by the Acquired Companies in the officer’s certificate described in Section 7.16(a), and which may contain such changes or modifications from the language set forth on such exhibit as may be deemed reasonably necessary or appropriate by Vinson & Elkins LLP, or the applicable REIT counsel, with the consent of Parent, not to be unreasonably withheld, conditioned or delayed) to the effect that (i) beginning with its taxable year ended December 31, 2011 and through the Company Merger Effective Time, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and (ii) beginning with its taxable year ended December 31, 2020 and through the Operations Merger Effective Time,

Operations has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.
ARTICLE IX

TERMINATION; FEES AND EXPENSES; AMENDMENT
Section 9.1    Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Partnership Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):
(a)    by mutual written consent of each of the Company and Parent;
(b)    by either the Company or Parent, upon prior written notice to the other Party:
(i)    if the Mergers shall not have occurred on or before 11:59 p.m. New York time on August 16, 2022 (the “Outside Date”); provided, that if (A) the SEC has determined to review the preliminary Proxy Statement and (B) the Mergers shall not have occurred by the Outside Date, but on that date the condition set forth in Section 8.1(a) has not been satisfied but all other conditions set forth in Article VIII shall have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied if the Closing were to occur on such date), then either Parent or the Company may, in its sole discretion, by written notice to the other Party on or before the third Business Day prior to the then-current Outside Date, extend the Outside Date to September 16, 2022; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and, in the case of Company, including the failure of the other Company Parties, and in the case of Parent, including the failure of the other Parent Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date;
(ii)    if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and, in the case of Company, including the failure of the other Company Parties, and in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement; or
(iii)    if the Stockholder Approval shall not have been obtained at the Stockholders Meeting, duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Company Merger was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party (and, in the case of Company, including the failure of the other Company Parties, and in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement;

(c)    by the Company, upon prior written notice to Parent:
(i)    if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the Parent Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “Parent Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from the Company to Parent and two Business Days before the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);
(ii)    if, at any time prior to receipt of the Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 7.3(f); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to Parent and the definitive agreement providing for the implementation of the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or
(iii)    if (A) all of the conditions set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 9.1(c)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 2.2, the Company has delivered written notice to Parent to the effect that all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company Parties are prepared to consummate the Closing, and (C) the Parent Parties fail to consummate the Closing within three Business Days after delivery of the notice referenced in the preceding clause (B), and the Company Parties were ready, willing and able to consummate the Closing during such three Business Day period; or
(d)    by Parent, upon prior written notice to the Company:
(i)    if there has been a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of the Company Parties set forth in this Agreement, in each case, that would cause any of the conditions set forth in Section 8.1 and Section 8.3 not to be satisfied (a “Company Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from Parent to the Company and two Business Days before the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or
(ii)    if (A) at any time prior to receipt of the Stockholder Approval, the Company Board (or any committee thereof), for any reason, shall have effected an Adverse Recommendation Change, (B) the Company shall have failed to publicly recommend against any tender offer or exchange offer for the Company Common Stock subject to Regulation 14D under the Exchange Act that constitutes a Competing Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, (C) at any time prior to the receipt of the Stockholder Approval, the Company Board shall have failed to publicly reaffirm the Board Recommendation within ten Business Days following the date a Competing Proposal shall have been first publicly announced (or if the Stockholders Meeting is scheduled to be held within ten Business Days after the date a Competing Proposal shall have been publicly announced, as far in advance of the date on which the Company Stockholders Meeting is scheduled to be held as is reasonably practicable) or (D) the Company enters into an Alternative Acquisition Agreement.
Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company Parties or the Parent Parties or their respective Affiliates or Representatives, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), except that the provisions of Section 7.2(b) (Access to Information; Confidentiality), Section 7.12(a)(iii) and Section 7.12(b)(ii) (Financing and Cooperation), the last sentence of Section 7.18 (Parent-Approved Transactions), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.5 (Amendment) and Article X (General Provisions) of this Agreement shall survive the termination hereof and shall remain in full force and effect in accordance with their respective terms; provided, that, subject to Section 10.10(c), no such termination shall relieve any Party from any liability or damages resulting from any fraud or Willful Breach of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement. For the avoidance of doubt, (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; provided, that the Parent Parties shall each be treated as if they were a party thereto to the same extent as Blackstone Real Estate Services L.L.C., and (b) the Guarantee shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.
Section 9.3    Fees and Expenses.
(a)    Except as otherwise provided in this Section 9.3 or Article X, all Expenses shall be paid by the Party incurring such fees or Expenses, except that Parent shall pay, whether or not the Mergers or any other transaction contemplated by this Agreement is consummated, all costs and Expenses in connection with the Paying Agent. Notwithstanding anything to the contrary contained herein, Parent shall pay the Transfer Taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement.
(b)    In the event that:
(i)    this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) (Superior Proposal);
(ii)    this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change/Other Company Actions); or
(iii)    (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) (Outside Date) (and at the time of such termination the Company would not have been entitled to terminate this Agreement pursuant to Section 9.1(c)(iii) (Parent Failure to Close)) or Section 9.1(b)(iii) (Failure to Obtain Stockholder Approval), or by Parent pursuant to Section 9.1(d)(i) (Company Terminating Breach), (B) a Competing Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) a Competing Proposal (and, in the case of a termination pursuant to Section 9.1(b)(iii), such Competing Proposal or publicly proposed or announced intention shall have been made prior to the Stockholders Meeting (or any adjournment or postponement thereof)), and (C) within 12 months following such termination, the Company enters into a definitive written agreement providing for the implementation of any Competing Proposal or any Competing Proposal is consummated (provided, that for purposes of this Section 9.3(b)(iii), the term “Competing Proposal” will have the meaning assigned to such term herein, except that each of the 15% thresholds included in the definition of “Competing Proposal” shall be increased to 50%);
then the Company shall pay, as directed by Parent, the Company Termination Payment. Payment of the Company Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by Parent as follows: (1) in the case of Section 9.3(b)(i), prior to or concurrently with termination of this Agreement pursuant to Section 9.1(c)(ii); (2) in the case of Section 9.3(b)(ii), within three Business Days after termination of this Agreement pursuant to Section 9.1(d)(ii); and (3) in the case of Section 9.3(b)(iii), within the earlier of (x) three Business Days after the entry into a definitive agreement in respect of the Competing Proposal referred to in clause (B) of Section 9.3(b)(iii), and (y) concurrently with the consummation of such Competing Proposal. For the avoidance of doubt, any payment made by the Company under this Section 9.3(b) shall be payable only once with respect to Section 9.3(b), and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent shall receive full payment of the Company Termination Payment pursuant to this Section 9.3(b), the receipt of the Company Termination Payment (and the costs and expenses contemplated by the following sentence) shall be deemed to be liquidated damages and shall be the Parent Parties’ sole and exclusive remedy for any and all losses or damages suffered or incurred by the Parent Parties or any of their respective Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and the Company and its Affiliates and Representatives shall have no further liability, whether pursuant to a claim at Law or in equity, to the Parent Parties or any of their respective Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Parties or any of their respective Affiliates or Representatives shall be entitled to bring or maintain any Action against the Company or any of its Affiliates or Representatives for damages or any equitable relief arising out of or in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matters forming the basis for such termination. If the Company fails to pay the Company Termination Payment when due and any Parent Party commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Payment or any portion thereof, then the Company shall pay, in accordance with Section 9.4, the Parent Parties their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Payment at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).
(c)    In the event that:
(i)    this Agreement is terminated by the Company pursuant to Section 9.1(c)(i) (Parent Terminating Breach); or

(ii)    this Agreement is terminated by the Company pursuant to Section 9.1(c)(iii) (Failure to Close);
then Parent shall pay, as directed by the Company, the Parent Termination Payment by wire transfer of same-day funds to an account designated by the Company within three Business Day following such termination in accordance with this Section 9.3. For the avoidance of doubt, any payment made by Parent under this Section 9.3(c) shall be payable only once with respect to Section 9.3(c), and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that the Company shall receive full payment of the Parent Termination Payment pursuant to this Section 9.3(c), the receipt of the Parent Termination Payment (and the costs and expenses contemplated by the following sentence) shall be deemed to be liquidated damages and shall be the Company Parties’ sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company Parties or any of their Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, except for the amounts payable or reimbursable by Parent pursuant to Section 7.12(a)(iii), Section 7.12(b)(ii) and the last sentence of Section 7.18 (collectively, the “Parent Expenses”) and the last sentence of this Section 9.3(c), none of the Parent Parties or their respective Affiliates or Representatives shall have any further liability, whether pursuant to a claim at Law or in equity, to the Company or any of its Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Parties or any of their Affiliates or Representatives shall be entitled to bring or maintain any Action against the Parent Parties or their respective Affiliates or Representatives for damages or any equitable relief arising out of or in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination. If Parent fails to pay the Parent Termination Payment and/or any Parent Expenses and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Payment and/or any Parent Expenses, or any portions thereof, then Parent shall pay the Company in accordance with Section 9.4, its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Payment and/or the Parent Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”).
(d)    The Parties acknowledge and agree that neither the Company Termination Payment nor the Parent Termination Payment is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent and the Company, as applicable, in the circumstances in which the Company Termination Payment or Parent Termination Payment is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
Section 9.4    Payment of Amount or Expenses.
(a)    In the event that Parent is obligated to pay the Company the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs set forth in Section 9.3(c), then, if requested by the Company, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, with an escrow agent selected by Parent pursuant to a written escrow agreement (the “Parent Termination Payment Escrow Agreement”) with such terms (subject to this Section 9.4(a)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, pursuant to this Section 9.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 9.3 by wire transfer. The Parent Termination Payment Escrow Agreement shall provide that the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”) or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company; (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, to the Company, or (iii) a letter from the Company designating a Taxable REIT Subsidiary of the Company as the recipient of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, in which case the escrow agent shall release the remainder of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, to the Company or its designee. Parent agrees to amend this Section 9.4(a) at the request of the Company in order to (x) maximize the portion of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.4(a) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(a). The escrow agreement shall also provide that any portion of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 9.4(a); provided, that any portion of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, that remains unpaid as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to the Company. The Parent Termination Payment Escrow Agreement shall provide that the Company shall bear all costs and expenses under the Parent Termination Payment Escrow Agreement.
(b)    In the event that the Company is obligated to pay Parent the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), then, if requested by Parent, the Company shall deposit into escrow an amount in cash equal to the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), with an escrow agent selected by the Company pursuant to a written escrow agreement (the “Company Termination Payment Escrow Agreement”) with such terms (subject to this Section 9.4(b)) as shall be mutually agreed upon by Parent, the Company and the escrow agent. The payment or deposit into escrow of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), pursuant to this Section 9.4(b) shall be made at the time the Company is obligated to pay Parent such amount pursuant to Section 9.3 by wire transfer. The Company Termination Payment Escrow Agreement shall provide that the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from the independent certified public accountants of any direct or indirect equity owner of Parent that is a REIT indicating the maximum amount that can be paid by the escrow agent to Parent without causing such direct or indirect equity owner of Parent that is a REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from such direct or indirect equity owner’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent; (ii) a letter from counsel of any direct or indirect equity owner of Parent that is a REIT indicating that such direct or indirect equityholder received a ruling from the IRS holding that the receipt by Parent of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that such direct or indirect equityholder’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), to Parent; or (iii) a letter from any direct or indirect equity owner of Parent that is a REIT designating a Taxable REIT Subsidiary of such direct or indirect equityholder as the recipient of the Company Termination Payment, in which case the escrow agent shall release the remainder of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), to Parent. The Company agrees to amend this Section 9.4(b) at the request of Parent in order to (x) maximize the portion of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), that may be distributed to Parent hereunder without causing any direct or indirect equity owner of Parent that is a REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the direct or indirect equity owner of Parent that is a REIT’s chances of securing a favorable ruling described in this Section 9.4(b) or (z) assist any direct or indirect equity owner of Parent that is a REIT in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(b). The escrow agreement shall also provide that any portion of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 9.4(b); provided, that any portion of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), that remains unpaid as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to Parent. The Company Termination Payment Escrow Agreement shall provide that Parent shall bear all costs and expenses under the Company Termination Payment Escrow Agreement.
Section 9.5    Amendment. Subject to compliance with applicable Law, at any time before or after receipt of the Stockholder Approval and prior to the Company Merger Effective Time, any provision of this Agreement may be amended or modified by a written agreement of the Parties executed in the same manner as this Agreement; provided, that after the Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement which, pursuant to applicable Law, requires the further approval of the stockholders of the Company without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law.

ARTICLE X

GENERAL PROVISIONS
Section 10.1    Non-Survival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Company Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Company Merger Effective Time.
Section 10.2    Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail (provided, that no “error” message or other notification of non-delivery is generated) at the following addresses or emails (or at such other address or email for a Party as shall be specified by like notice):
(a)    if to the Parent Parties or the Surviving Entities, to:
Pike Parent LLC
c/o Blackstone Inc.
345     Park Avenue
New York, New York 10154
Attention:    Jacob Werner
        Asim Hamid
        Richard Reyes
        Mike Forman
General Counsel
E-mail:        werner@blackstone.com
asim.hamid@blackstone.com
richard.reyes@blackstone.com
mike.forman@blackstone.com
realestatenotices@blackstone.com
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:     Brian M. Stadler
        Matthew B. Rogers
E-mail:     bstadler@stblaw.com
            mrogers@stblaw.com
(b)    if to the Company Parties to:
Preferred Apartment Communities, Inc.
3284 Northside Parkway NW, Suite 150
Atlanta, Georgia 30327
Attention:     Jeffrey R. Sprain
Jared A. Seff
E-mail:     jsprain@pacapts.com
jseff@pacapts.com

with copies (which shall not constitute notice) to:
King & Spalding LLP
1180 Peachtree Street NE
Atlanta, Georgia 30309
Attention:     Spencer Johnson
    Tony Rothermel
    John Anderson
Email:         csjohnson@kslaw.com
trothermel@kslaw.com
john.anderson@kslaw.com
and
Vinson & Elkins LLP
2200 Pennsylvania Avenue NW
Suite 500 West
Washington, DC 20037
Attention:     Greg Cope
Email:         gcope@velaw.com
Section 10.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.4    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.5    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules and the Company Disclosure Letter), the Confidentiality Agreement and the Guarantee (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, and (b) except for the provisions of Section 7.9 (which, from and after the Company Merger Effective Time shall be for the benefit of the Indemnified Parties), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6    Extension; Waiver. At any time prior to the Company Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the requirements of applicable Law, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 10.7    Governing Law; Venue.
(a)    This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland (other than with respect to issues relating to the Mergers that are required to be governed by DRULPA or the DLLCA) without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).
(b)    All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in the Chosen Courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any of the Chosen Courts, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute, and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 10.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that, prior to the mailing of the Proxy Statement to the Company’s stockholders, each of the Parent Parties may assign any of their rights hereunder to any Affiliate of Parent without the prior written consent of the Company, but no such assignment (x) shall relieve such Parent Party of any of its obligations hereunder or (y) impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the first sentence of this Section 10.8, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.8 shall be null and void.
Section 10.9    Obligations of Parent. Prior to Closing, Parent shall cause Merger Sub I, Merger Sub II and Merger Sub III to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub I, Merger Sub II or Merger Sub III, as applicable, in accordance with the terms of this Agreement, the Mergers and the other transactions contemplated by this Agreement. As a material inducement to the Company Parties’ willingness to enter into this Agreement and perform their obligations hereunder, prior to Closing, Parent hereby unconditionally guarantees full performance and payment by Merger Sub I, Merger Sub II and Merger Sub III of the covenants, obligations and undertakings required to be performed by Merger Sub I, Merger Sub II and Merger Sub III, as applicable, under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub I, Merger Sub II or Merger Sub III shall also be deemed to be a breach or default of Parent, and the Company Parties shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against any or all of Parent, Merger Sub I, Merger Sub II and Merger Sub III in the first instance.
Section 10.10    Specific Performance; Parent Liability Cap.
(a)    The Parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by the Company Parties in accordance with their specific terms or were otherwise breached by the Company Parties, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The Parties hereto agree that unless and until this Agreement is terminated in accordance with Section 9.1 and any dispute over the right to termination has been finally resolved, (i) the Parent Parties shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 10.7 to prevent breaches of this Agreement by the Company Parties and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled at law or in equity or pursuant to Section 9.2 or Section 9.3, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Mergers, and without that right, the Parent Parties would not have entered into this Agreement. The Company Parties agree that they will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Parent Parties have an adequate remedy at Law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason. It is explicitly agreed that none of the Company Parties shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing any Parent Party’s obligations to consummate the Mergers or otherwise to prevent and/or remedy a breach of this Agreement or to enforce specifically the terms hereof. It is further explicitly agreed that the Company Parties’ sole and exclusive remedy relating to a breach of this Agreement by any Parent Party or otherwise shall be to seek recovery of the Parent Termination Payment, in the circumstances in which it is payable in accordance with Section 9.3(c), and the Parent Expenses and the Recovery Costs; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to seek specific performance to prevent any breach of Section 7.2(b).
(b)    The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.10, none of the Parent Parties shall in any respect waive its right to seek any other form of relief that may be available to them under or in connection with this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.10 shall require the Parent Parties to institute any Action for (or limit any Parent Party’s right to institute any Action for) specific performance under this Section 10.10 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.10 or anything set forth in this Section 10.10 restrict or limit any Parent Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available at any time. In any Action seeking monetary damages against a Party or to compel the Company Parties to specifically perform its obligations hereunder, the non-prevailing Party in such Action (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing Party its reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Action.
(c)    Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Parent Parties, together, for monetary damages, losses, costs or expenses of the Company Parties or their Affiliates in connection with the failure of the transactions contemplated by this Agreement to be consummated, a breach of this Agreement by any Parent Party or otherwise relating to this Agreement or the transactions contemplated by this Agreement shall be limited to an amount equal to the Parent Termination Payment, plus the Recovery Costs (collectively, the “Parent Liability Cap”). In no event shall the Company Parties or any of their Affiliates seek or permit to be sought on their behalf any amount in excess of the Parent Liability Cap from the Parent Related Persons in connection with this Agreement or the transactions contemplated by this Agreement, or in respect of any other document, or any theory of law or equity (including by or through attempted piercing of the corporate, limited partnership or limited liability company veil) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Each of the Company Parties agrees that it has no right of recovery against, and no liability shall attach to, any of the Parent Related Persons (other than against the Parent Parties as provided by Section 9.3 and this Section 10.10), through any Parent Party or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of any Parent Party against any Parent Related Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Sponsor (but not any other Parent Related Person) under and to the extent provided in the Guarantee and subject to the Parent Liability Cap and the other limitations described herein. Recourse against Sponsor under the Guarantee shall be the sole and exclusive remedy of the Company Parties and their respective Affiliates against Sponsor and any other Parent Related Persons (other than the Parent Parties to the extent provided in this Agreement and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement) in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Company against the Parent Parties hereunder and Blackstone Real Estate Services L.L.C. under the Confidentiality Agreement, in no event shall the Company Parties or their Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Parent Related Person (other than Sponsor to the extent provided in the Guarantee and subject to the Parent Liability Cap and the other limitations described therein). Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in Section 9.3 or this Section 10.10 shall limit the remedies of the parties under the Confidentiality Agreement.
Section 10.11    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER

PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.
Section 10.12    Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

PIKE PARENT LLC
By: /s/ Jacob Werner Name: Jacob Werner Title: Senior Managing Director and Vice President

PIKE MERGER SUB I LLC By: Pike Parent LLC, its managing member
By: /s/ Jacob Werner Name: Jacob Werner Title: Senior Managing Director and Vice President

PIKE MERGER SUB II LLC By: Pike Merger Sub I, LLC, its managing member
By: /s/ Jacob Werner Name: Jacob Werner Title: Senior Managing Director and Vice President

PIKE MERGER SUB III LLC By: Pike Merger Sub II, LLC, its managing member
By: /s/ Jacob Werner Name: Jacob Werner Title: Senior Managing Director and Vice President

[Signature Page to Agreement and Plan of Merger]

PREFERRED APARTMENT COMMUNITIES, INC.
By: /s/ Joel T. Murphy Name: Joel T. Murphy Title: Chief Executive Officer and President

PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P. By: Preferred Apartment Communities, Inc., its general partner
By: /s/ Joel T. Murphy Name: Joel T. Murphy Title: Chief Executive Officer and President

PAC OPERATIONS, LLC By: Preferred Apartment Communities Operating Partnership, L.P., its sole manager
By: /s/ Joel T. Murphy
Name: Joel T. Murphy
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]